                            SCHEDULE 14A INFORMATION

              PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                       SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. 2)

Filed by the Registrant  [ X ]
Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

[ X ]            Preliminary Proxy Statement
[   ]            Confidential, for Use of the Commission only (as permitted by
                 Rule 14a-6(e)(2))
[   ]            Definitive Proxy Statement
[   ]            Definitive Additional Materials
[   ]            Soliciting Material Pursuant to Section 240.14a-11(c) or
                 Section 240.14a-12

                         NCI BUILDING SYSTEMS, INC.
             --------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


  --------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[ X ]            No fee required.
[   ]            Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
                 and 0-11

                 1) Title of each class of securities to which transaction applies:

                 2) Aggregate number of securities to which transaction applies:

                 3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(1):

                 4)       Proposed maximum aggregate value of transaction:

                 5)       Total fee paid:

[   ]            Fee paid previously with preliminary materials
[   ]            Check box if any part of the fee is offset as provided by
                 Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                 1)       Amount previously paid:

                 2)       Form, Schedule or Registration Statement No.:

                 3)       Filing Party:

                 4)       Date Filed:

Notes:




-----------------------------------

  (1) Set forth the amount on which the filing is calculated and state how it was determined.

                               August ______, 1998




Dear Stockholder:


         You are cordially invited to attend a Special Meeting of Stockholders of NCI Building Systems, Inc. (the "Company") to be held at 10:00 a.m. local time, on _________, September ____, 1998, at the offices of the Company located at 7301 Fairview, Houston, Texas. At this meeting you will be asked to:


         (i) Approve an amendment to the Company's Restated Certificate of Incorporation that would increase the number of authorized shares of Common Stock from 25,000,000 to 60,000,000 and the number of authorized shares of Preferred Stock from 1,000,000 to 2,000,000; and

        (ii) Transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

         It is important that your shares be represented at the meeting; therefore, if you do not expect to attend in person, please sign and date the enclosed proxy and return it in the enclosed envelope at your earliest convenience.

                                        Very truly yours,




                                        C.A. Rundell, Jr.,
                                      Chairman of the Board





Houston, Texas
August ____, 1998

                           NCI BUILDING SYSTEMS, INC.
                                 7301 FAIRVIEW
                              HOUSTON, TEXAS 77041

                        -----------------------------

                                   NOTICE OF
                        SPECIAL MEETING OF STOCKHOLDERS
                      TO BE HELD SEPTEMBER __________, 1998


                        -----------------------------


         A Special Meeting of Stockholders of NCI Building Systems, Inc., a Delaware corporation (hereinafter the "Company"), will be held at the offices of the Company located at 7301 Fairview, Houston, Texas, on __________, September ___, 1998, at 10:00 a.m. local time. The special meeting will be held for the following purposes:


                 1. Approval of an amendment to the Company's Restated Certificate of Incorporation that would increase the number of authorized shares of Common Stock, $0.01 par value per share ("Common Stock"), from 25,000,000 to 60,000,000 and the number of authorized shares of Preferred Stock, $1.00 par value per share ("Preferred Stock"), from 1,000,000 to 2,000,000; and

                 2. The transaction of such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.


         Only stockholders of record at the close of business on August ___, 1998 are entitled to notice of, and to vote at, the meeting or any adjournments thereof. A list of stockholders entitled to vote at the meeting will be available at the meeting for examination by any stockholder.


         It is desirable that as large a proportion as possible of the stockholders' interests be represented at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, IT IS REQUESTED THAT THE ENCLOSED FORM OF PROXY BE PROPERLY EXECUTED AND PROMPTLY RETURNED TO THE COMPANY IN THE ENCLOSED ADDRESSED AND STAMPED ENVELOPE. You may revoke the proxy at any time before the proxy is exercised by delivering written notice of revocation to the Secretary of the Company, by delivering a subsequently dated proxy or by attending the meeting and withdrawing the proxy. Please date, sign and return the enclosed proxy immediately in the stamped envelope provided.

                                        By Order of the Board of Directors




                                                 Donnie R. Humphries,
                                                      Secretary



Houston, Texas
August ___, 1998

                          NCI BUILDING SYSTEMS, INC.

                                PROXY STATEMENT


                               Table of Contents


GENERAL..................................................................   1
ACTION TO BE TAKEN AT MEETING............................................   1
PERSONS MAKING THE SOLICITATION..........................................   1
QUORUM AND VOTING........................................................   1
PROPOSAL TO APPROVE AMENDMENT TO RESTATED CERTIFICATE
  OF INCORPORATION TO INCREASE AUTHORIZED CAPITAL STOCK..................   2
OUTSTANDING CAPITAL STOCK................................................   3
THE MBCI ACQUISITION.....................................................   5
  General................................................................   5
  Reasons for the MBCI Acquisition.......................................   6
  Terms of the MBCI Acquisition..........................................   7
  Selected Historical and Pro Forma Consolidated
    Financial Information................................................   9
  Comparative Data.......................................................  14
  Management's Discussion and Analysis of Financial
    Condition and Results of Operations..................................  15
  Business...............................................................  22
  Management.............................................................  33

STOCKHOLDERS' PROPOSALS..................................................  37
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE........................  37
FORWARD LOOKING INFORMATION..............................................  38
MISCELLANEOUS............................................................  38
INDEX TO FINANCIAL STATEMENTS............................................  F-1

                           NCI BUILDING SYSTEMS, INC.
                                 7301 FAIRVIEW
                              HOUSTON, TEXAS 77041

                                 (713) 466-7788

                                PROXY STATEMENT
                                      FOR
                        SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD SEPTEMBER ____, 1998

                                    GENERAL

         This Proxy Statement is furnished to stockholders of NCI Building Systems, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies to be used at the Special Meeting of Stockholders of the Company to be held September ___, 1998 (the "Special Meeting"). Proxies in the form enclosed will be voted at the meeting if properly executed, returned to the Company before the Special Meeting and not revoked. Any stockholder giving such a proxy may revoke it at any time before it is voted by delivering written notice of revocation to the Secretary of the Company, by delivering a subsequently dated proxy or by attending the meeting, withdrawing your proxy and voting your shares personally. Your attendance at the meeting will not constitute automatic revocation of the proxy.

         This Proxy Statement and the enclosed proxy form are first being sent to stockholders on or about August ____, 1998.

         On June 24, 1998, the Board of Directors declared a 2 for 1 split of the Company's Common Stock in the form of a stock dividend, which was paid on July 23, 1998 to holders of the Common Stock of record as of the close of business on July 8, 1998. Unless specifically noted otherwise in this Proxy Statement, the information relating to the Common Stock set forth herein reflects the split of the Common Stock and the issuance of the additional shares to effectuate the stock split.

                         ACTION TO BE TAKEN AT MEETING

         When stockholders have appropriately specified how their proxies should be voted, the proxies will be voted accordingly. Unless the stockholder otherwise specifies therein, the accompanying proxy will be voted (i) FOR the proposed amendment to increase the authorized shares of Common Stock and Preferred Stock of the Company and (ii) at the discretion of the proxy holders, either FOR or AGAINST any other matter or business that may properly come before the meeting. The Board of Directors does not know of any such other matter or business.

                        PERSONS MAKING THE SOLICITATION

         The accompanying proxy is being solicited by the Board of Directors of the Company. The cost of soliciting your proxy will be borne entirely by the Company and no other person or persons will bear such costs either directly or indirectly. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors and regular officers and employees of the Company. The Company may also engage the services of a proxy solicitation firm to assist in the solicitation of proxies. The
Company estimates that the fee of any such firm will not exceed $7,500 plus reimbursement of reasonable out-of-pocket expenses. In addition, the Company has requested brokerage firms and other custodians, nominees and fiduciaries to forward copies of the Proxy Statement and form of proxy to the beneficial owners of Common Stock held of record by such persons and to request authority for execution of the proxies. The Company will reimburse such record holders for their reasonable out of pocket expenses in doing so.

                               QUORUM AND VOTING

         The presence in person or by proxy of the holders of a majority of the outstanding shares of the Common Stock is necessary to constitute a quorum at the Special Meeting of Stockholders. Each outstanding share of Common Stock is entitled to one vote. Abstentions will be included in vote totals and, as such, will have the same effect as a negative vote on each proposal. Broker non-votes (i.e., shares held by brokers or nominees as to which they have no discretionary power to vote on a particular matter and have received no instructions from the beneficial owners or persons entitled to vote thereon), if any, will not be included in vote totals and, as such, will have no effect on any proposal. The proposed amendment to the Restated Certificate of Incorporation to increase the authorized shares of Common Stock and Preferred Stock, and all other matters that properly come before the Special Meeting must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock.

                   PROPOSAL TO APPROVE AMENDMENT TO RESTATED
                    CERTIFICATE OF INCORPORATION TO INCREASE
                            AUTHORIZED CAPITAL STOCK

         The Board of Directors believes that it is desirable for the stockholders to consider and act upon a proposal to amend the Company's Restated Certificate of Incorporation (the "Certificate"). Pursuant to the proposal, the currently authorized shares of Common Stock will be increased from 25,000,000 to 60,000,000 and the currently authorized shares of Preferred Stock will be increased from 1,000,000 to 2,000,000.

         Of the 25,000,000 currently authorized shares of Common Stock, 9,012,241 shares were issued as of July 8, 1998 and 1,906,823 shares were reserved on that date for issuance in connection with the Company's Nonqualified Stock Option Plan, as amended and restated ("Stock Option Plan"), the Company's 401(k) Profit Sharing Plan and a convertible debenture.
 As a result of the 2 for 1 stock split declared by the Board of Directors on June 24, 1998, an additional 9,012,241 shares of Common Stock were issued on July 23, 1998 to holders of record of the Common Stock on July 8, 1998 and an additional 1,906,823 shares were reserved for issuance in connection with the Stock Option Plan, the Company's 401(k) Profit Sharing Plan and a convertible debenture. As of August __, 1998, the record date for the Special Meeting (the "Record Date"), _____ shares were issued and outstanding and 3,813,646 shares were reserved for issuance. Of the 1,000,000 currently authorized shares of Preferred Stock, none were issued as of the Record Date, but 600,000 of such shares were designated Series A Junior Participating Preferred Stock and reserved for issuance in connection with the adoption of a Stockholders' Rights Plan by the Board of Directors on June 24, 1998. As a result of the above, only an additional 3,161,872 unreserved shares of Common Stock and 400,000 unreserved shares of Preferred Stock are available for issuance.

         The Board of Directors believes that the proposed amendment to the Certificate would benefit the Company by providing greater flexibility for raising additional capital to fund the Company's internal growth and acquisition strategies, repay indebtedness, fund stock-related employee benefits, and fund other working capital and general corporate requirements. The Company has filed a registration statement for a public offering of additional shares of Common Stock. The net proceeds of such offering, if it is completed, will be used primarily to prepay commercial bank indebtedness of the Company incurred by the Company to fund its acquisition of Metal Building Components, Inc. in May 1998 (the "MBCI Acquisition"). Information with respect to the MBCI Acquisition is set forth in this Proxy Statement. See "The MBCI Acquisition." The Company has no plans to issue Common Stock in any transaction that would result in a change in control of the Company. The increase in the authorized capital of the Company is not for the purpose of approving the authorization of additional shares of common stock to be used in any specific acquisition.


         If the proposed amendment is delayed or not adopted, the Company may be required to delay, postpone or reduce the size of the contemplated public offering to a smaller number of shares of Common Stock than otherwise desirable or possible. In addition, the Company may find it necessary to convene a special meeting of stockholders before the Company could consummate any other transaction in which the number of shares of Common Stock or Preferred Stock that would be issued, together with all other new issuances of Common Stock and Preferred Stock after the record date for the Special Meeting (including the shares issued and additionally reserved to effect the 2 for 1 stock split), would exceed 3,161,872 and 400,000 shares, respectively. This could potentially add to the costs of a future transaction and the added time necessary to prepare for and hold a stockholders' meeting could serve as a disincentive for third parties otherwise interested in making an investment in, or entering into such transaction with, the Company.

         The Board will determine whether, when, and on what terms the issuance of shares of Common Stock or Preferred Stock may be warranted in connection with any of the foregoing purposes. Depending upon the consideration per share received by the Company for any subsequent issuance of Common Stock, such issuance could have a dilutive effect on those stockholders who paid a higher consideration per share for their stock.
Also, future issuances will increase the number of outstanding shares of Common Stock, thereby decreasing the percentage ownership in the Company (for voting, distributions and all other purposes) represented by existing shares of Common Stock. The availability for issuance of the additional shares of Common Stock and any issuance thereof may be viewed as having the effect of discouraging an unsolicited attempt by another person or entity to acquire control of the Company. The Company is not aware of any person or entity who is seeking to acquire control of the Company. If the proposed amendment is approved, all or any of the authorized shares of Common Stock and Preferred Stock may be issued without further action by the stockholders and without first offering such shares to the stockholders for subscription.

         Other than increasing the authorized shares of Common Stock from 25,000,000 to 60,000,000 and the authorized shares of Preferred Stock from 1,000,000 to 2,000,000, the proposed amendment in no way changes the Certificate.

         The Board has unanimously adopted resolutions setting forth the proposed amendment to the Certificate, declaring its advisability and directing that the proposed amendment be submitted to the stockholders for their approval at the Special Meeting on September ___, 1998. If adopted by the stockholders, the amendment will become effective upon filing as required by the General Corporation Law of Delaware.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE AMENDMENT OF THE CERTIFICATE, AS PROPOSED ABOVE.

                           OUTSTANDING CAPITAL STOCK

         The Record Date for stockholders entitled to notice of, and to vote at, the Special Meeting is August ___, 1998. At the close of business on the Record Date the Company had __________ shares of Common Stock issued and outstanding and entitled to vote at the Special Meeting. The outstanding shares entitled to be voted at the meeting include the shares distributed on July 23, 1998 to stockholders of record on July 8, 1998 to effect the previously declared 2 for 1 split of the Common Stock.

         The following table sets forth, as of July 31, 1998 (the "Ownership Date"), the number of shares of Common Stock beneficially owned by (1) each person or group known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (2) each director, (3) the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers, and (4) all directors and executive officers as a group. Except as otherwise indicated, each of the persons or groups named below has sole voting power and investment power with respect to such Common Stock.


                                                                               Beneficial Ownership (1)
                                                                            -----------------------------
                Name of Beneficial                                           Number of
                  Owner or Group                                               Shares           Percent
                ------------------                                          ------------     ------------

               Johnie Schulte, Jr. (2)                                          933,698           5.1%
               A.R. Ginn (3)                                                    500,000           2.8%
               Daniel D. Zabcik (4)                                             332,010           1.8%
               C.A. Rundell, Jr. (5)                                            256,218           1.4%
               Kenneth W. Maddox (3)                                            238,000           1.3%
               Gary L. Forbes (6)                                               200,500           1.1%
               Leonard F. George (7)                                            146,028            *
               John T. Eubanks (8)                                              125,250            *
               Alvan E. Richey, Jr. (9)                                          71,554            *
               Robert J. Medlock (10)                                            61,948            *
               Thomas C. Arnett (11)                                             40,574            *
               William D. Breedlove (12)                                         32,078            *
               Robert N. McDonald (12)                                           18,078            *
               All executive officers and directors as a group
                         (twelve persons) (13)                                2,964,132          16.0%
               -------------------------------------
               * Less than one percent


------------------------

(1) Includes shares beneficially owned by such persons, including shares owned pursuant to the NCI 401(k) Profit Sharing Plan. If a person has the right to acquire beneficial ownership of any shares by exercise of options within 60 days after the Ownership Date, such shares are deemed beneficially owned by such person and are deemed to be outstanding solely for the purpose of determining the percentage of the Common Stock that he owns. Such shares are not included in the computations for any other person.

(2) Includes options to purchase 168,666 shares held by Mr. Schulte which were exercisable as of the Ownership Date. Mr. Schulte holds options to purchase an additional 77,500 shares which were not exercisable at that date. The principal business address of Mr. Schulte is 7301 Fairvies, Houston, Texas 77041.

(3)      Shares received in connection with the MBCI Acquisition.


(4) Includes 120,000 shares held in a testamentary trust, of which Mr. Zabcik is sole trustee, for the benefit of his children, and options to purchase 40,500 shares held by Mr. Zabcik which were exercisable as of the Ownership Date. Mr. Zabcik holds options to purchase an additional 3,500 shares which were not exercisable at that date.


(5) Includes options to purchase 12,500 shares held by Mr. Rundell which were exercisable as of the Ownership Date. Mr. Rundell holds options to purchase an additional 77,500 shares which were not exercisable at that date.


(6) Includes 200,000 shares held by Equus II Incorporated, of which Mr. Forbes is a Vice President and may be deemed to share voting and investment power with respect to such shares. Mr. Forbes disclaims beneficial ownership of such shares. Includes options to purchase 500 shares held by Mr. Forbes which were exercisable as of the Ownership Date. Mr. Forbes holds options to purchase an additional 3,500 shares which were not exercisable at that date.


(7) Includes options to purchase 146,028 shares held by Mr. George which were exercisable as of the Ownership Date. Mr. George holds options to purchase an additional 65,500 shares which were not exercisable at that date.


(8) Includes 100,250 shares issuable with respect to a convertible debenture that was exercisable as of the Ownership Date and options to purchase 25,000 shares held by Mr. Eubanks that were exercisable as of the Ownership Date. Mr. Eubanks also holds options to purchase an additional 45,000 shares which were not exercisable at that date.


(9) Includes options to purchase 71,554 shares held by Mr. Richey which were exercisable as of the Ownership Date. Mr. Richey holds options to purchase an additional 52,000 shares which were not exercisable at that date.


(10) Includes options to purchase 61,948 shares held by Mr. Medlock which were exercisable as of the Ownership Date. Mr. Medlock holds options to purchase an additional 49,000 shares which were not exercisable at that date.


(11) Includes 40,074 shares held by La Plaza Partnership. Mr. Arnett is a general partner of La Plaza Partnership and may be deemed to share voting and investment power with respect to such shares. Includes options to purchase 500 shares held by Mr. Arnett which were exercisable as of the Ownership Date. Mr. Arnett holds options to purchase an additional 3,500 shares which were not exercisable at that date.

(12) Includes options to purchase 32,078 and 18,078 shares held by Messrs. Breedlove and McDonald, respectively, which were exercisable as of the Ownership Date. Each of Messrs. Breedlove and McDonald holds options to purchase an additional 3,500 shares which were not exercisable at that date.


(13) In addition to the shares identified in notes (2) through (12), includes options to purchase 5,000 shares held by other officers which were exercisable as of the Ownership Date. These other officers also hold options to purchase an additional 5,000 shares which were not exercisable at that date.


                                 THE MBCI ACQUISITION

     Unless the context otherwise requires in this Proxy Statement, (i) "NCI" means NCI Building Systems, Inc., its subsidiaries (including limited partnerships) and unconsolidated affiliates and predecessors, but excludes MBCI (as defined herein), (ii) "MBCI" means, prior to NCI's acquisition of MBCI (the "MBCI Acquisition") through the purchase of all the capital stock of Amatek Holdings, Inc., the former indirect parent company of MBCI ("Amatek"), Metal Building Components, Inc., its subsidiaries and unconsolidated affiliates and, after the MBCI Acquisition, the acquired operations of MBCI and (iii) the "Company" means NCI and MBCI. References to NCI's or the Company's "fiscal year" mean the fiscal year of NCI or the Company ended October 31 of the year specified.

GENERAL

         On May 4, 1998, NCI acquired all of the outstanding capital stock of Amatek from BTR Australia Limited, an indirect wholly owned subsidiary of BTR plc (the "Seller"), for a purchase price of $600 million, including cash of $550 million, pursuant to a Stock Purchase Agreement dated as of March 25, 1998, and amended May 4, 1998 (as amended, the "Purchase Agreement"). At the time of the MBCI Acquisition, Amatek had no operations other than MBCI. In connection with the MBCI Acquisition, NCI issued an aggregate of 1,400,000 unregistered shares of its Common Stock (with an approximate fair market value of $32.2 million) at the closing to certain officers and employees of MBCI in exchange for their future interests in MBCI's senior management incentive plan.


    NCI financed the MBCI Acquisition by obtaining a new $600 million credit facility (the "Senior Credit Facility") from a syndicate of lenders. The Senior Credit Facility consists of a $200 million five-year revolving credit facility (the "Five-Year Revolver"), a $200 million five-year term loan facility (the "Term Loan") and a $200 million 364-day revolving credit facility (the "364-Day Revolver"). Borrowings under the Senior Credit Facility may also be used for working capital and other general corporate purposes. See "--Management's Discussion and Analysis of Financial Condition and Results of Operation-- Liquidity and Capital Resources."

    The following table sets forth the estimated cash sources and uses of funds, including transaction costs, for the MBCI Acquisition and the cost of the Common Stock issued to MBCI officers and employees:

              SOURCES OF FUNDS                                       USES OF FUNDS
-----------------------------------------------    -----------------------------------------------
                                          (IN MILLIONS)
Cash................................  $    27.8    Cash purchase price.................  $   550.0
Senior Credit Facility:                            Estimated transaction costs.........       17.8
  Term Loan.........................      200.0    Issuance of Common Stock(a).........       32.2
  Five-Year Revolver................      140.0                                          ---------
  364-Day Revolver..................      200.0
Issuance of Common Stock(a).........       32.2
                                      ---------
    Total...........................  $   600.0        Total...........................  $   600.0
                                      ---------                                          ---------
                                      ---------                                          ---------

------------------------------

(a) Represents approximate fair market value of 1,400,000 unregistered shares of Common Stock.

    The closing sale price for a share of Common Stock, as reported by NASDAQ/NMS, on March __,1998, the last trading preceding the announcement of the proposed MBCI Acquisition, was $_________.

REASONS FOR THE MBCI ACQUISITION

    The Company believes that the combined NCI and MBCI operations will be able to continue to grow sales, income from operations, net income and net income per share by capitalizing on the following strengths:

        LEADING MARKET POSITIONS AND SCALE OF OPERATIONS. The Company is the largest manufacturer of metal components for the nonresidential building industry and one of the largest suppliers of pre-engineered metal building systems in the United States. In addition, the Company is one of the largest independent providers of coated steel. As a result of its leading market positions and scale of operations, the Company has expanded its geographic scope to meet customer product and delivery needs, realized production efficiencies and improved its ability to attract builders and other customers.

        BALANCE BETWEEN NEW CONSTRUCTION AND REPAIR AND RETROFIT
    END-MARKETS. Prior to the MBCI Acquisition, NCI's business was focused primarily on pre-engineered metal building systems, demand for which is driven primarily by new building construction. The Company currently derives a majority of its sales and net income from metal components sales, which are used in a number of repair and retrofit applications as well as new construction. Management believes that the balance between these end markets reduces the impact on the Company of slowdowns in new construction activity and provides enhanced growth opportunities.

        LOW COST SUPPLIER. The Company strives to be the low-cost supplier to its customers by maintaining low production and distribution costs. The Company's large scale manufacturing capabilities provide purchasing efficiencies and enhance productivity through the sharing of best practices between metal components and pre-engineered metal building systems operations. In addition, the Company's "hub and spoke" system of satellite manufacturing facilities places the locations for the manufacture of secondary structural framing and covering systems and final distribution closer to the customer, thereby reducing transportation costs and delivery times. The MBCI Acquisition also provided the Company with in-house coil painting and coating operations, a significant cost element in metal components manufacturing. The Company is shifting its coating needs from third-party providers to its own production, thereby increasing coating utilization and recapturing margin paid to third parties.

        BROAD PRODUCT LINES AND DIVERSE CUSTOMER BASE. The addition of MBCI's metal components operations, including metal coating and painting, to NCI's pre-engineered metal building systems has enabled the Company to become one of the largest integrated suppliers in the industry, offering a wider variety of products and services. In addition, the Company has a broad and diversified customer base with significant cross-selling opportunities. The Company's integrated and expanded product lines provide the Company with significant new marketing opportunities to increase sales to existing customers and obtain new customers by offering single-source metal building solutions to all of its customer base.

        NATIONWIDE COVERAGE. The MBCI Acquisition provides the Company with the opportunity to expand substantially its manufacturing, selling and distribution presence into new geographic markets. The Company's pre-engineered metal building systems facilities in the South, Southwest and West complement its metal components facilities nationwide. The addition of MBCI's metal components locations in the Northeast and Northwest provide the Company with access to new regional markets for the Company's pre-engineered metal building systems. Management believes that the Company's geographic diversity will limit the impact from an economic downturn in any particular region.

        EXPERIENCED MANAGEMENT TEAM. The Company's senior management team has an average of over 20 years of industry experience and has significantly increased its depth as a result of the MBCI Acquisition. The management teams of NCI and MBCI share similar business philosophies and historically have demonstrated an ability to grow sales and net income in times of strong, as well as adverse, economic conditions. Management attributes this ability to effectively marketing its products, strategically locating new manufacturing facilities, controlling expenses, maintaining flexibility in capital budgeting, reducing production and distribution costs and successfully completing and integrating acquisitions. In addition, the two management teams have successfully identified and completed nine acquisitions in the last five years.

TERMS OF THE MBCI ACQUISITION

     THE FOLLOWING SUMMARY OF THE TERMS AND CONDITIONS OF THE MBCI ACQUISITION AS SET FORTH IN THE PURCHASE AGREEMENT IS NOT INTENDED TO BE A COMPLETE DESCRIPTION OF ALL MATERIAL INFORMATION RELATING TO THE MBCI ACQUISITION AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TERMS OF THE PURCHASE AGREEMENT, A COPY OF WHICH MAY BE OBTAINED UPON REQUEST FROM THE COMPANY.


     PURCHASE PRICE ADJUSTMENT. The Purchase Agreement provides that the $550,000,000 cash purchase price paid to Seller at the closing of the MBCI Acquisition will be adjusted by the amount that the Net Worth (as defined therein) of MBCI and its subsidiaries on the May 4, 1998 Closing Date, as determined by an independent audit, was more or less than $202,000,000 (which amount is the Minimum Net Worth as defined therein). Management does not expect such adjustments to be material.


     REPRESENTATIONS AND WARRANTIES OF PARTIES. The Purchase Agreement contains customary representations and warranties of Seller with respect to
(i) corporate organization and power, (ii) good standing and authority, (iii) subsidiaries, (iv) capital structure, (v) financial statements, (vi) absence of certain changes since December 31, 1997, (vi) title to assets, (vii) non-contravention of any material contract, or other agreement, document or instrument, or any applicable judgment, order, decree, statute, rule, law, or regulation, (viii) litigation and claims, (ix) financial statements, (x) intellectual property, (xi) compensation and benefit plans, (xii) related party contracts, (xiii) insurance, (xiv) taxes, (xv) environmental matters,
(xvi) compliance with applicable laws, and (xvii) broker's fees. At the Closing, the Seller confirmed that its representations and warranties were true and correct in all material respects on the Closing Date except as otherwise permitted by the Purchase Agreement. The representations and warranties of the Seller relating to capitalization and title to shares, assets and liabilities of Amatek, and taxes survive until the expiration of the applicable statute of limitations. The representations and warranties of the Seller relating to environmental matters survive for a period of three
(3) years following the Closing Date. All other representations and warranties of the Seller survive for a period of six (6) months following the Closing Date.

     The Purchase Agreement also contains limited but customary representations and warranties of NCI with respect to (i) corporate organization, good standing, qualification and power, (ii) authority and enforceability, (iii) compliance and absence of conflict with laws and other instruments, (iv) broker's fees, (v) investment intent, and (v) ability to consummate the transaction. At the Closing, NCI confirmed that its representations and warranties were true and correct in all material respects on the Closing Date except as otherwise permitted by the Purchase Agreement. The representations and warranties of NCI survive until the expiration of the applicable statute of limitations.

     CERTAIN COVENANTS. The Purchase Agreement contains various other customary covenants by the parties regarding actions to be taken prior to or in connection with the Closing, including covenants regarding access to information, the use of reasonable best efforts to take all necessary actions to consummate the transaction in an expeditious manner, the continued operation of the Amatek and MBCI businesses in the ordinary course and compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, as well as covenants regarding settlement of inter-company payables and receivables, filing of tax returns and payment of taxes. In addition, the parties agreed after the Closing to cooperate as reasonably necessary with respect to potential lawsuits, actions or other proceedings or investigations, the preparation of taxes, and the supply or preparation of other documents requested by a governmental authority. NCI agreed to retain records with respect to each of the purchased companies for a period of six year and also acknowledged that the names "BTR" and "Amatek," and their related logos, and all variants thereof, were not conveyed in connection with the transaction. The Company agreed to change the names of Amatek, Inc. and Amatek Holdings, Inc. promptly after Closing, which was done.

     INDEMNIFICATION. The Purchase Agreement contains provisions for indemnification by the parties of each other with regard to various contingencies, with environmental and tax matters being the subject of separate covenants. With respect to non-environmental and non-tax matters, each of Seller and NCI has agreed to indemnify and hold harmless the other from and against any claims, losses, obligations, damages, demands, and liabilities arising from a breach by the indemnifying party of any its representations, warranties or covenants contained in the Purchase Agreement, except that: (i) individual claims for indemnification of less than $250,000 may not be made by NCI against Seller; (ii) indemnification claims may not be made by NCI against Seller with respect to otherwise indemnifiable losses to the extent they were reflected as liabilities in the December 31, 1997 consolidated balance sheet of Amatek; (iii) indemnification claims by NCI for $250,000 or greater may be made but not until the aggregate of all such claims exceeds $15,000,000, in which case NCI shall be entitled to indemnification only to the extent such losses exceed $15,000,000; and (iv) the maximum aggregate liability for indemnification by the Seller is $15,000,000. Indemnification claims by NCI with regard to breaches of the representations, warranties and covenants of Seller as to title to shares and the capital structures of Amatek, MBCI and their subsidiaries, the assets and liabilities of Amatek, payment and settlement of intercompany accounts and post-closing adjustment are not subject to these monetary limits.


     With regard to environmental matters, the Seller has agreed to indemnify and hold harmless NCI from and against any claims, losses, obligations, damages, demands, and liabilities arising from (i) a breach by Seller of any representation or warranty contained in the Purchase Agreement that relates to permitting, reporting, record keeping, emissions or discharge limitations, monitoring, storage, handling, transportation, manifesting or other environmental compliance obligation ("Compliance Losses") or (ii) government-mandated action or third-party claims that relate to discharges into or other contamination of the environment occurring prior to the Closing Date ("Remediation Losses"), at any facility owned or operated by Amatek, MBCI or any of their subsidiaries or at any third-party operated, off-site waste disposal facility to which hazardous substances were transported, disposed or stored by any of them. With regard to facilities owned or operated by MBCI and its subsidiaries and to third-party operated waste disposal facilities to which any of MBCI and its subsidiaries transported, disposed or stored hazardous substances ("MBCI Related Facilities"), indemnification claims by NCI against Seller for Compliance Losses or Remediation Losses may not be made until such time as all Compliance Losses, on the one hand, or all Remediation Losses, on the other hand, with respect to a single MBCI Related Facility exceed $250,000 (a "Qualifying Facility

Loss") and the aggregate of all Qualifying Facility Losses (including the first $250,000 thereof) exceeds $3,000,000, at which time Seller is obligated to indemnify NCI against 50% of all such Qualifying Facility Losses that exceed $3,000,000 until the aggregate amount of all Qualifying Facility Losses exceed $25,000,000. The maximum indemnification liability of Seller under this provision is $11,000,000. These monetary limitations are not applicable to indemnification obligations of Seller with respect to Compliance Losses and Remediation Losses that are incurred by NCI with regard to facilities that, prior to Closing, were owned or operated by Amatek and its subsidiaries (other than MBCI and its subsidiaries) or that are third-party operated waste disposal facilities to which, prior to Closing, any of Amatek or its subsidiaries (other than MBCI and its subsidiaries) transported, disposed or stored hazardous substances. If NCI maintains insurance policies covering Compliance Losses and Remediation Losses at MBCI Related Facilities, it is obligated to equally share with Seller any proceeds of such policies that exceed the amount of such losses that NCI has not been reimbursed from sources other than (i) Seller pursuant to the indemnification obligations described above and (ii) such insurance policies.


     With regard to tax liabilities, Seller indemnified NCI against liability for any income, franchise, sales, payroll or other taxes applicable to Amatek, MBCI and their subsidiaries that are due or payable for periods ending on or prior to the Closing Date, to the extent the tax liability exceeds the amounts reserved on the books and records of the acquired companies as of the Closing Date. NCI also indemnified Seller against liability for any income, franchise, sales, payroll or other taxes applicable to Amatek, MBCI and their subsidiaries that are due or payable for periods commencing after the Closing Date.

     BTR plc AS A PARTY. BTR plc executed and delivered and became a party to the Purchase Agreement for purposes of making the same covenants and becoming obligated to NCI in the same manner as Seller with regard to (i) post-closing adjustments to the purchase price, (ii) payment and discharge of any liabilities (including environmental liabilities) of Amatek and its subsidiaries other than MBCI and its subsidiaries, (iii) settlement of intercompany accounts, (iv) indemnification for environmental, tax and other matters, and (v) other miscellaneous covenants.

     GOVERNING LAW.  The Purchase Agreement is governed by New York law.

     FEDERAL INCOME TAX CONSEQUENCES. The Company did not recognize any taxable gain or loss as a result of the MBCI Acquisition.


SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

THE COMPANY -- PRO FORMA

     The following table presents selected unaudited pro forma condensed combined financial information of the Company for the fiscal year ended October 31, 1997, the six months ended April 30, 1998 and as of April 30, 1998. The unaudited pro forma condensed combined statements of income give effect to the MBCI Acquisition as if it had occurred on November 1, 1996. The unaudited pro forma condensed combined balance sheet data give effect to the MBCI Acquisition as if it had occurred on April 30, 1998. The unaudited pro forma financial information is not necessarily indicative of either the future results of operations or the results of operations that would have occurred if the MBCI Acquisition had been completed on the indicated dates. In the MBCI Acquisition, NCI acquired all of the capital stock of Amatek. The unaudited pro forma financial information reflects only the results of operations and financial condition of Amatek for the periods and as of the dates indicated. Because Amatek had a fiscal year ended December 31, the unaudited pro forma financial information presented for the year ended October 31, 1997, and the six months ended April 30, 1998 includes financial information of Amatek for the year ended December 31, 1997 and the six months ended March 31, 1998. The selected unaudited pro forma financial information should be read in conjunction with NCI's historical consolidated financial statements and notes thereto incorporated herein by reference and Amatek's historical consolidated financial statements and notes thereto, the Unaudited Pro Forma Condensed Combined Financial Statements and notes thereto and "--Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Proxy Statement.

                                                                                        SIX MONTHS
                                                                    YEAR ENDED             ENDED
                                                                 OCTOBER 31, 1997     APRIL 30, 1998
                                                                 ----------------     --------------
                                                                 (IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Sales...........................................................      $815.7               $391.1
Cost of sales...................................................       611.7                292.9
                                                                      ------               ------
Gross profit....................................................       204.0                 98.2
Operating expenses..............................................       108.7                 56.5
                                                                      ------               ------
Income from operations..........................................        95.3                 41.7
Interest expense................................................        44.4                 22.2
Nonrecurring gain(1)............................................         3.3                  3.3
Other income....................................................         2.7                  1.5
                                                                      ------               ------
Income before income taxes......................................        56.9                 24.3
Provision for income taxes......................................        25.4                 10.4
                                                                      ------               ------
Net income......................................................      $ 31.5               $ 13.9
                                                                      ------               ------
                                                                      ------               ------
Net income per share:
  Basic.........................................................      $ 1.80               $ 0.78
                                                                      ------               ------
                                                                      ------               ------
  Diluted.......................................................      $ 1.71               $ 0.74
                                                                      ------               ------
                                                                      ------               ------
Weighted average number of common shares:
  Basic.........................................................        17.5                 17.8
  Diluted.......................................................        18.5                 18.8
OTHER FINANCIAL DATA:
EBIDTA(2).......................................................      $125.8               $ 59.6
Capital expenditures............................................        38.5                 14.5


                                                                                          AS OF
                                                                                      APRIL 30, 1998
                                                                                      --------------
BALANCE SHEET DATA:
Working capital.................................................                           $106.9
Property, plant and equipment, net..............................                            155.7
Total assets....................................................                            816.4
Total debt......................................................                            541.7
Shareholders' equity............................................                            196.6

--------------
(1) Nonrecurring gain reflects insurance recoveries for fire damage to MBCI's Lubbock, Texas plant in 1997.

(2) EBITDA (net income before interest expense, taxes, depreciation and amortization and minority interest) is not a measure of financial performance under generally accepted accounting principles, but is presented here to provide additional information about the Company's operations. EBITDA should not be considered as an alternative to, or more meaningful than, net income or cash flows as an indicator of the Company's operating performance or as a better measure of liquidity. EBITDA presented above may not be comparable to similarly titled measures of other companies. See NCI's and Amatek's consolidated financial statements for information regarding NCI's and MBCI's operating, investing and financing cash flow activities.

NCI

    The selected historical consolidated financial information presented below for, and as of the end of, each of the years in the five-year period ended October 31, 1997, is derived from NCI's audited consolidated financial statements. The selected historical consolidated financial information for, and as of the end of, the six months ended April 30, 1997 and 1998, is derived from the unaudited consolidated financial statements of NCI. In the opinion of management, the unaudited results of operations for, and as of the end of, the six months ended April 30, 1997 and 1998, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information. The unaudited consolidated results of operations for the interim periods are not necessarily indicative of the results that may be expected for the full fiscal year. The selected historical financial information is not necessarily indicative of the future results of operations. The following financial information should be read in conjunction with and is qualified by reference to "--Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations of NCI" included elsewhere in this Proxy Statement and NCI's consolidated historical financial statements and notes thereto incorporated by reference herein.

                                                                                                                             SIX
                                                                                                                           MONTHS
                                                                                                                            ENDED
                                                                                  YEAR ENDED OCTOBER 31,                  APRIL 30,
                                                                   -----------------------------------------------------  ---------
                                                                     1993       1994       1995       1996       1997       1997
                                                                   ---------  ---------  ---------  ---------  ---------  ---------
                                                                                 (IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Sales............................................................  $   134.5  $   167.8  $   234.2  $   332.9  $   407.7  $   174.5
Cost of sales....................................................       99.8      124.1      169.8      241.4      299.4      128.4
                                                                   ---------  ---------  ---------  ---------  ---------  ---------
Gross profit.....................................................       34.7       43.6       64.4       91.5      108.3       46.1
Operating expenses...............................................       25.1       28.2       38.1       53.1       66.0       30.4
                                                                   ---------  ---------  ---------  ---------  ---------  ---------
Income from operations...........................................        9.6       15.4       26.3       38.4       42.3       15.7
Interest expense.................................................        0.2        0.1        0.1        0.1        0.2        0.1
Other income.....................................................        0.4        0.7        0.8        1.6        2.0        0.8
                                                                   ---------  ---------  ---------  ---------  ---------  ---------
Income before income taxes.......................................        9.8       16.0       27.0       39.9       44.1       16.4
Provision for income taxes.......................................        3.5        5.7       10.0       15.1       16.2        6.1
                                                                   ---------  ---------  ---------  ---------  ---------  ---------
Net income.......................................................  $     6.3  $    10.3  $    17.0  $    24.8  $    27.9  $    10.3
                                                                   ---------  ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------  ---------
Net income per share:
  Basic..........................................................  $    0.52  $    0.82  $    1.36  $    1.60  $    1.73  $    0.65
                                                                   ---------  ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------  ---------
  Diluted........................................................  $    0.48  $    0.77  $    1.26  $    1.51  $    1.64  $    0.61
                                                                   ---------  ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------  ---------
Weighted average number of common shares:
  Basic..........................................................       12.2       12.4       12.5       15.5       16.1       16.0
  Diluted........................................................       13.2       13.4       13.5       16.5       17.1       17.0

OTHER FINANCIAL DATA:
EBITDA(1)........................................................  $    11.6  $    18.3  $    30.3  $    45.8  $    52.2  $    20.3
Capital expenditures.............................................        8.2        5.9        5.8       10.3       11.3        4.0

BALANCE SHEET DATA (AT END OF PERIOD):
Working capital..................................................  $    15.5  $    16.9  $    31.7  $    52.0  $    76.7  $    60.9
Property, plant and equipment, net...............................       16.1       22.2       25.6       42.8       51.2       47.1
Total assets.....................................................       46.7       63.4       83.1      158.3      196.3      165.5
Total debt.......................................................        2.2        0.4        0.4        1.8        1.7        1.7
Shareholders' equity.............................................       28.7       39.7       57.7      116.2      147.8      129.1


                                       11



                                                                      SIX
                                                                     MONTHS
                                                                     ENDED
                                                                   APRIL 30,
                                                                  -----------
                                                                     1998
                                                                   ---------
STATEMENT OF INCOME DATA:
Sales............................................................  $   192.7
Cost of sales....................................................      140.6
                                                                   ---------
Gross profit.....................................................       52.1
Operating expenses...............................................       34.1
                                                                   ---------
Income from operations...........................................       18.0
Interest expense.................................................        0.1
Other income.....................................................        1.5
                                                                   ---------
Income before income taxes.......................................       19.4
Provision for income taxes.......................................        7.0
                                                                   ---------
Net income.......................................................  $    12.4
                                                                   ---------
                                                                   ---------
Net income per share:
  Basic..........................................................  $    0.76
                                                                   ---------
                                                                   ---------
  Diluted........................................................  $    0.72
                                                                   ---------
                                                                   ---------
Weighted average number of common shares:
  Basic..........................................................       16.4
  Diluted........................................................       17.4
OTHER FINANCIAL DATA:
EBITDA(1)........................................................  $    23.9
Capital expenditures.............................................        4.0
BALANCE SHEET DATA (AT END OF PERIOD):
Working capital..................................................  $    91.6
Property, plant and equipment, net...............................       51.8
Total assets.....................................................      196.9
Total debt.......................................................        1.7
Shareholders' equity.............................................      164.4

------------------------

(1) EBITDA (net income before interest expense, taxes, depreciation and amortization and minority interest) is not a measure of financial performance under generally accepted accounting principles, but is presented here to provide additional information about NCI's operations. EBITDA should not be considered as an alternative to, or more meaningful than, net income or cash flows as an indicator of NCI's operating performance or as a better measure of liquidity. EBITDA presented above may not be comparable to similarly titled measures of other companies. See NCI's consolidated financial statements for information regarding NCI's operating, investing and financing cash flow activities.

MBCI

    The selected historical consolidated financial information presented below for, and as of the end of, each of the three years in the period ended December 31, 1997, is derived from the audited consolidated financial statements of Amatek. The selected historical consolidated financial information for, and as of the end of, (i) the two years ended December 31, 1994, and (ii) the three months ended March 31, 1997 and 1998, is derived from the unaudited consolidated financial statements of Amatek. In the opinion of management, the unaudited results of operations for the three months ended March 31, 1997 and 1998, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information. The unaudited results of operations for the interim periods are not necessarily indicative of the results that may be expected for the full fiscal year. The selected historical financial information is not necessarily indicative of the future results of operations. The following financial information should be read in conjunction with and is qualified by reference to "--Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations of MBCI" and Amatek's historical consolidated financial statements and notes thereto included elsewhere in this Proxy Statement.

                                                                                                                    THREE
                                                                                                                   MONTHS
                                                                                                                    ENDED
                                                                          YEAR ENDED DECEMBER 31,                 MARCH 31,
                                                           -----------------------------------------------------  ---------
                                                             1993       1994       1995       1996       1997       1997
                                                           ---------  ---------  ---------  ---------  ---------  ---------
                                                                                    (IN MILLIONS)
STATEMENT OF INCOME DATA:
Sales....................................................  $   226.5  $   279.8  $   315.7  $   362.9  $   408.0  $    82.5
Cost of sales............................................      170.8      209.4      234.0      271.3      312.4       63.9
                                                           ---------  ---------  ---------  ---------  ---------  ---------
Gross profit.............................................       55.7       70.4       81.7       91.6       95.6       18.6
Operating expenses.......................................       20.7       24.8       24.9       29.7       36.7        8.5
                                                           ---------  ---------  ---------  ---------  ---------  ---------
Income from operations...................................       35.0       45.6       56.8       61.9       58.9       10.1
Interest income, net.....................................        0.1        0.7        1.4        1.9        2.0        0.3
Unusual/nonrecurring gain(1).............................        0.0        0.0        0.0        0.0        3.3        0.0
Other income (expense)...................................        0.0        0.0       (1.3)      (0.3)       0.1       (0.2)
                                                           ---------  ---------  ---------  ---------  ---------  ---------
Income before income taxes...............................       35.1       46.3       56.9       63.5       64.3       10.2
Provisions (benefit) for income taxes....................       14.5       20.5       23.0       24.9       24.6        4.1
                                                           ---------  ---------  ---------  ---------  ---------  ---------
Net income...............................................  $    20.6  $    25.8  $    33.9  $    38.6  $    39.7  $     6.1
                                                           ---------  ---------  ---------  ---------  ---------  ---------
                                                           ---------  ---------  ---------  ---------  ---------  ---------
OTHER FINANCIAL DATA:
EBITDA(2)................................................  $    38.3  $    49.5  $    61.0  $    69.0  $    71.2  $    11.8
Capital expenditures.....................................        5.2       13.1       12.5       21.1       27.2        5.8

BALANCE SHEET DATA (AT END OF PERIOD):
Working capital..........................................  $    20.4  $    27.0  $    28.2  $    35.0  $    72.3  $    52.0
Property, plant and equipment, net.......................       44.9       54.7       63.2       84.7      104.1       89.0
Total assets.............................................       96.6      137.8      220.0      220.5      249.8      210.7
Total debt...............................................        0.0        0.0        0.0        0.0        0.0        0.0
Stockholder's equity.....................................       66.8       92.6      126.5      165.0      204.8      171.1
                                                              SIX
                                                            MONTHS
                                                             ENDED
                                                           MARCH 30,
                                                             1998
                                                           ---------
STATEMENT OF INCOME DATA:
Sales....................................................  $    86.9
Cost of sales............................................       67.8
                                                           ---------
Gross profit.............................................       19.1
Operating expenses.......................................        9.6
                                                           ---------
Income from operations...................................        9.5
Interest income, net.....................................        0.3
Unusual/nonrecurring gain(1).............................        0.0
Other income (expense)...................................       (0.2)
                                                           ---------
Income before income taxes...............................        9.6
Provisions (benefit) for income taxes....................        3.6
                                                           ---------
Net income...............................................  $     6.0
                                                           ---------
                                                           ---------
OTHER FINANCIAL DATA:
EBITDA(2)................................................  $    11.6
Capital expenditures.....................................        1.6

------------------------------

(1) Unusual/nonrecurring gain reflects insurance recoveries for fire damage to Lubbock, Texas plant in 1997.

(2) EBITDA (net income before interest expense, taxes, depreciation and amortization and minority interest) is not a measure of financial performance under generally accepted accounting principles, but is presented here to provide additional information about MBCI's operations. EBITDA should not be considered as an alternative to, or more meaningful than, net income or cash flows as an indicator of MBCI's operating performance or as a better measure of liquidity. EBITDA presented above may not be comparable to similarly titled measures of other companies. See Amatek's consolidated financial statements for information regarding MBCI's operating, investing and financing cash flow activities.

COMPARATIVE DATA


     The following tables set forth certain per share data for NCI and Amatek on a historical and on a pro forma basis, giving effect to the MBCI Acquisition, using the purchase method of accounting. The unaudited pro forma per share data provided below is not necessarily indicative of the results of operations or the financial position which would have occurred had the MBCI Acquisition been consummated on the indicated dates or which may be attained in the future and should be read in conjunction with the historical consolidated financial statements of NCI and the notes thereto incorporated by reference herein, the historical consolidated financial statements of Amatek and notes thereto and the Unaudited Pro Forma Condensed Combined Financial Statements included elsewhere in this Proxy Statement.


                                          NCI--HISTORICAL

                                         As of and for the               As of and for the
                                            year ended                   six months ended
                                         October 31, 1997                 April 30, 1998
                                         -----------------               -----------------
Per share data:
      Book value                              $ 9.10                           $ 9.95
      Cash dividends declared                   ---                              ---
      Net income--basic                       $ 1.73                           $ 0.76
      Net income--diluted                     $ 1.64                           $ 0.72

                                       AMATEK--HISTORICAL

                                         As of and for the               As of and for the
                                           year ended                   three months ended
                                         December 31, 1997                March 31, 1998
                                         -----------------               -----------------
Per share data:
      Book value                            $    58.51                         $  1.76
      Cash dividends declared                   ---                            $  1.50
      Net income                            $11,354.29                         $646.18


                                     THE COMPANY--PRO FORMA

                                         As of and for the               As of and for the
                                           year ended                    six months ended
                                         October 31, 1997                 April 30, 1998
                                         -----------------               -----------------
Per share data:
      Book value                                N/A                            $10.97
      Cash dividends declared                   ---                              ---
      Net income--basic                       $ 1.80                           $ 0.78
      Net income--diluted                     $ 1.71                           $ 0.74

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS


    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL INFORMATION INCLUDED ELSEWHERE IN THIS PROXY STATEMENT, NCI'S CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO INCORPORATED BY REFERENCE HEREIN AND AMATEK'S CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO INCLUDED ELSEWHERE IN THIS PROXY STATEMENT.

RESULTS OF OPERATIONS OF NCI

    Prior to the MBCI Acquisition, NCI designed, manufactured and marketed pre-engineered metal building systems, self-storage buildings, overhead doors, metal home framing systems and various metal components for metal buildings for commercial, industrial, agricultural, governmental, community service and residential uses. NCI marketed these products nationwide both through authorized builder networks totaling over 1,200 builders and a direct sales force under several brand names, including "Metallic Buildings," "Mid-West Steel Buildings," "A & S Buildings," "NCI Building Components," "All American Systems," "Steel Systems," "DBCI" and "Mesco."

    The following table presents, as a percentage of sales, certain selected consolidated financial data of NCI for the periods indicated:

                                                                                    SIX MONTHS
                                                              YEAR ENDED OCTOBER      ENDED
                                                                      31,           APRIL 30,
                                                              -------------------  ------------
                                                              1995   1996   1997   1997   1998
                                                              -----  -----  -----  -----  -----
Sales.......................................................  100.0% 100.0% 100.0% 100.0% 100.0%
Cost of sales...............................................   72.5   72.5   73.4   73.6   73.0
                                                              -----  -----  -----  -----  -----
Gross profit................................................   27.5   27.5   26.6   26.4   27.0
Operating expenses..........................................   16.3   16.0   16.3   17.4   17.7
                                                              -----  -----  -----  -----  -----
Income from operations......................................   11.2   11.5   10.3    9.0    9.4
Interest expense............................................    0.0    0.0    0.0    0.0    0.0
Other income................................................    0.4    0.5    0.5    0.4    0.7
                                                              -----  -----  -----  -----  -----
Income before income taxes..................................   11.6   12.0   10.8    9.4   10.1
Provision for income taxes..................................    4.3    4.5    4.0    3.5    3.6
                                                              -----  -----  -----  -----  -----
Net income..................................................    7.3%   7.5%   6.8%   5.9%   6.5%
                                                              -----  -----  -----  -----  -----
                                                              -----  -----  -----  -----  -----

SIX MONTHS ENDED APRIL 30, 1998 COMPARED TO SIX MONTHS ENDED APRIL 30, 1997

    Sales for the six months ended April 30, 1998 increased by $18.2 million, or 10%. This increase was due primarily to increased market penetration in both the metal building systems and components markets.

    Gross profit for the six months ended April 30, 1998 increased by $5.9 million, or 13%, compared to the same period a year ago. Gross margin increased from 26.4% in the first six months of fiscal 1997 to 27.0% in the first six months of fiscal 1998. This increase was slightly higher than the 10% increase in sales due the improvement in gross margins resulting from better utilization and control of manufacturing costs, improved gross margins in the components business and stable raw material costs in the current year.

    Operating expenses, which include selling, engineering, general and administrative costs, increased by $3.7 million, or 12%, for the six months ended April 30, 1998, compared to the same period last year. As a percentage of sales, operating expenses were 17.7% compared to 17.4% a year ago. This increase was primarily due to adverse weather in the first and second quarters which delayed the shipment of customer orders.

FISCAL 1997 COMPARED TO FISCAL 1996

    Sales in fiscal 1997 increased by $74.9 million, or 22%, compared to fiscal 1996. The acquisition of the facilities of Carlisle Engineered Metals ("ECI") in February 1997 and the inclusion of Mesco Metal Buildings Division ("Mesco") for the whole fiscal year 1997 accounted for approximately $23 million of this increase. The remaining increase of approximately $50 million, or 15%, resulted from growth of sales in NCI's door division due to geographic expansion, building systems sales growth due to increased builder recruitment and a full year's operation of NCI's Atwater plant and growth in NCI's components division.

    Gross profit increased by $16.8 million, or 18%, compared to fiscal 1996. Gross profit dollars increased at a slower rate than sales due to price competition earlier in the year, bad weather in the first half of 1997, which impacted plant efficiencies, and slightly higher raw material costs. In addition, growth in the component and door sales, which have lower gross margins than building systems, impacted gross profit. As a result, the gross margin percentage in 1997 declined from 27.5% to 26.6%.

    Operating expenses increased by $13.0 million, or 24%, compared to fiscal 1996. These expenses increased at a slightly higher rate than sales due to the additional expenses resulting from the acquisition of ECI, additional sales expense to support the marketing of steel frame housing and continued geographic expansion of NCI's sales and marketing effort.

    Interest expense increased $5,000 in fiscal 1997 as a result of the $1.5 million debenture issued in April 1996 being outstanding all of 1997. Other income, which consists primarily of interest income, increased by $413,000 in fiscal 1997. This increase was the result of a higher level of cash invested during the year.

    Provision for income taxes increased by 8% in fiscal 1997 and decreased as a percent of sales from 4.5% in fiscal 1996 to 4.0% in fiscal 1997. During the year, NCI changed the corporate structure of certain operating units which reduced the amount of state income paid by these units.

FISCAL 1996 COMPARED TO FISCAL 1995

    Sales in fiscal 1996 increased by $98.7 million, or 42%, compared to fiscal 1995. The acquisitions of Doors and Buildings Components, Inc. ("DBCI") in November 1995 and Mesco from Anderson Industries, Inc. in April 1996 accounted for $58.7 million of this increase. Excluding the fiscal 1996 sales of these two acquisitions, sales increased in fiscal 1996 by 17% compared to the prior year. This growth resulted from increased market penetration by NCI in the metal building market, expansion into the western United States with the opening of a new plant in California and growth of NCI's components division.

    Gross profit increased in fiscal 1996 by $27.1 million, or 42%, compared to fiscal 1995. This increase was in line with the increase in sales experienced for the year. Gross margin of 27.5% was the same as the margin achieved in fiscal 1995. Slight increases in raw material costs during the year were offset by spreading fixed manufacturing costs over a higher sales base.

    Operating expenses increased $15.0 million, or 39%, compared to fiscal 1995. Selling, general and administrative expenses increased slightly faster than sales due to the establishment of a west coast sales function to support the new plant location and additional expenses resulting from the two acquisitions made in fiscal 1996. Engineering expenses as a component of operating expenses increased at a slower rate than sales due to increased sales of products which require less engineering effort such as DBCI products and components.

    Interest expense increased by $52,000 as a result of the issuance of a $1.5 million subordinated debenture in connection with the acquisition of Mesco. Other income, which consists primarily of interest income, increased by $764,000 in fiscal 1996 compared to fiscal 1995. This increase resulted primarily from the higher level of cash invested during the year and slightly higher average rates of return on invested cash.

    Provision for income taxes increased by 50.4% in fiscal 1996 and increased as a percent of sales from 4.3% to 4.5%. This increase was due to the increase in state income taxes in fiscal 1996 compared to the prior year.

RESULTS OF OPERATIONS OF MBCI

    Prior to the MBCI Acquisition, MBCI designed, manufactured, sold and distributed metal components for the building industry, including one of the widest selections of roofs, walls, fascia, mansard and various trim accessories for commercial, industrial, agricultural and residential construction uses. In addition, MBCI processed its own hot roll coil metal for use in metal components manufacturing, as well as processing hot roll coil and toll coating light gauge metal for use by other parties in the manufacture of metal components and numerous other products, including heating and air conditioning systems, water heaters, lighting fixtures and office furniture. MBCI marketed its products nationwide through a direct sales force under several brand names, including "Metal Building Components," "American Building Components," "Metal Coaters of Georgia," "Metal-Prep" and "DOUBLECOTE."

    The following table presents, as a percentage of sales, certain selected consolidated financial data of MBCI for the periods indicated:

                                                                                      THREE
                                                                                      MONTHS
                                                              YEAR ENDED DECEMBER     ENDED
                                                                      31,           MARCH 31,
                                                              -------------------  ------------
                                                              1995   1996   1997   1997   1998
                                                              -----  -----  -----  -----  -----
Sales.......................................................  100.0% 100.0% 100.0% 100.0% 100.0%
Cost of sales...............................................   74.1   74.8   76.6   77.4   78.1
                                                              -----  -----  -----  -----  -----
Gross profit................................................   25.9   25.2   23.4   22.6   21.9
Operating expenses..........................................    7.9    8.2    9.0   10.4   11.0
                                                              -----  -----  -----  -----  -----
Income from operations......................................   18.0   17.1   14.5   12.2   10.9
Interest income, net........................................    0.4    0.5    0.5    0.3    0.3
Unusual/nonrecurring gain...................................    0.0    0.0    0.8    0.0    0.0
Other income (expense)......................................  (0.4)  (0.1)    0.0  (0.2)  (0.2)
                                                              -----  -----  -----  -----  -----
Income before income taxes..................................   18.0   17.5   15.8   12.3   11.0
Provision for income taxes..................................    7.2    6.9    6.0    5.0    4.2
                                                              -----  -----  -----  -----  -----
Net income..................................................   10.7%  10.6%   9.7%   7.4%   6.8%
                                                              -----  -----  -----  -----  -----
                                                              -----  -----  -----  -----  -----

THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31, 1997

    Sales for the three months ended March 31, 1998 increased by $4.4 million, or 5%, from the same period in 1997. The additional revenues were attributable to increased metal building components and hot roll coil sales. Light gauge steel painting revenues declined 14% as major customers attempted to reduce inventories.

    Gross profit increased by $500,000, or 2.5%, in the first quarter of 1998, but fell as a percentage of sales from 22.6% for the same period in 1997 to 21.9%, due to the change in product mix as higher margin steel painting decreased as a percentage of total sales.

    Operating expenses increased $1.1 million, or 12%, for the first three months of 1998 due to costs of opening new plants in the western United States in 1997. These expenses were not offset by related sales, since the new plants did not make a significant revenue contribution due to both the seasonality of the business and limited operations in the period.

    Other income decreased slightly in the first three months of 1998 due to losses in MBCI's DOUBLECOTE joint venture offset by interest income on advances to DOUBLECOTE.

1997 COMPARED TO 1996

    Sales in 1997 increased by $45.1 million, or 12%, as MBCI furthered its expansion into the western United States metal components market during the year, opening plants in Boise, Idaho, Salt Lake City, Utah, and Phoenix, Arizona. MBCI also expanded its architectural panel capacity in the Memphis, Tennessee plant. Total metal components sales rose by $33.5 million, or 11%. The largest increases came in commercial/industrial and agricultural products. Metal coating and painting sales increased by $11.5 million, or 19%, as MBCI increased its efforts to expand prepainted packaged coil sales. MBCI did not realize significant revenues from the new metal components plants during the year as markets were being developed.

    Gross profit increased by $4.1 million, or 4%, in 1997 compared to 1996. The gross margin percentage declined from 25.2% in 1996 to 23.4% in 1997, primarily because of competitive pressures in the metal components sector. The strength of the construction market encouraged competition to add capacity and attempt to expand market share with pricing. Metal coating and painting gross margins also declined due to a change in product mix. Prepainted coil package sales, which have lower gross margins than toll coil coating, increased as a percentage of total metal coating and painting sales.

    Operating expenses increased by $7.0 million, or 24%, in 1997 compared to 1996 due primarily to plant additions in Utah, Idaho and Arizona. This expansion into the western U.S. market required additional sales and management personnel and related administrative costs.

    In February 1997, the Lubbock, Texas metal components plant sustained major fire damage. The facility was rebuilt and resumed operations in July 1997. Insurance recoveries over cost basis resulted in a nonrecurring gain of $3.3 million. Other income increased by $387,000 in 1997 based on positive results in MBCI's DOUBLECOTE joint venture.

1996 COMPARED TO 1995

    MBCI's sales in 1996 increased by $47.1 million, or 15%, compared to 1995 with new facilities driving growth. Metal building construction did not experience the dynamic growth that occurred in 1995, but shipments remained strong. MBCI added a metal components plant in Adel, Georgia to service the growing southeast market, primarily commercial/industrial. MBCI's Atlanta facility, which had served the region before the addition of the Adel plant, continued to run at near capacity due to strong demand. In April 1996, MBCI purchased the operating assets of Steelco Metal Products ("Steelco"), a division of Alta Industries, Ltd. for approximately $22 million. This acquisition was the first step in expansion into the western U.S. market and provided a solid base for future growth. MBCI took advantage of Steelco's strong reputation and loyal customer base while improving efficiency through MBCI's aggressive, centralized management style. The Steelco acquisition added $21.7 million in sales of metal components in 1996. Metal coating and painting sales were at approximately the same level as 1995 with seasonal capacity limiting growth.

    Gross profit increased by $9.9 million, or 12%, in 1996 compared to 1995. Although competitive pricing in the metal components industry began to increase in the last half of 1996, MBCI maintained a gross margin percentage in excess of 25%.

    Operating expenses increased by $4.8 million, or 19%, in 1996 compared to 1995, with a majority of the increase being attributable to the new plant and the Steelco acquisition. As a percentage of sales, operating expenses increased from 7.9% in 1995 to 8.2% in 1996.

    Other expense, which consisted of MBCI's equity in the losses of its DOUBLECOTE joint venture, decreased by $1.0 million in 1996. This decrease was the result of improved results of operations at DOUBLECOTE.

LIQUIDITY AND CAPITAL RESOURCES

    NCI had cash and cash equivalents of $38.0 million at April 30, 1998, compared to $17.2 million at April 30, 1997. Working capital was $91.6 million and $60.9 million at April 30, 1998 and 1997, respectively.

    MBCI had cash and cash equivalents of $1.3 million at March 31, 1998, compared to $4.6 million at March 31, 1997. Working capital was $78.5 million and $51.9 million at March 31, 1998 and 1997, respectively.

CASH FLOW

    NCI has historically funded its operations with cash flow from operations, bank borrowing and the sale of Common Stock. Internal cash generation has been aided, in the opinion of management, by a compensation program under which bonuses are earned based on achieving specified return on assets goals. This program encourages management of the balance sheet as well as the income statement.

    NCI's net cash flow from operations increased to $24.5 million in fiscal 1997 from $28.6 million in fiscal 1996. MBCI's net cash flow from operations decreased to $11.6 million in 1997 from $44.2 million in 1996. The decrease is primarily the result of an $11.1 million increase in inventories, a $2.9 million increase in trade receivables and a $12.3 million decrease in accounts payable and accrued liabilities.

    Based on the current capitalization of the Company, it is expected future cash flow from operations and availability of alternative sources of financing should be sufficient to provide adequate liquidity in future periods. Liquidity in future periods will be dependent on internally generated cash flows, the ability to obtain adequate financing for capital expenditures and the amount of increased working capital necessary to support expected growth. There can be no assurance that liquidity would not be impacted by a severe decline in general economic conditions and higher interest rates which would affect the Company's ability to obtain external financing.

LONG-TERM DEBT

    At April 30, 1998, NCI's total debt, including current portion, was $1.7 million, representing a convertible debenture issued in connection with the Mesco acquisition and an industrial revenue bond. NCI had no borrowing outstanding under its prior revolving credit facilities and had not borrowed during the first six months of the fiscal year.

    On May 4, 1998, the Company acquired all of the outstanding capital stock of Amatek from Seller, for a purchase price of $600 million, including cash of $550 million. The Company financed the MBCI Acquisition by obtaining a new $600 million Senior Credit Facility from a syndicate of lenders. See "The MBCI Acquisition--General."

    In March 1998, the Company entered into the Senior Credit Facility with the lenders for the establishment of a $600 million credit facility. The Senior Credit Facility consists of (i) the Five-Year Revolver, a five-year revolving credit facility of up to $200 million, of which up to $20.0 million may be utilized in the form of commercial and standby letters of credit, (ii) the Term Loan, a five-year term loan facility in the principal amount of up to $200 million, and (iii) the 364-Day Revolver, a 364-day revolving credit facility of up to $200 million. In addition to funding the MBCI Acquisition, borrowings under the Senior Credit Facility may be used for working capital and other general corporate purposes. The initial funding of $140.0 million under the Five-Year Revolver, $200.0 million under the Term Loan and $200.0 million under the 364-Day Revolver occurred on May 4, 1998, the date on which the MBCI Acquisition was consummated (the "Acquisition Date"). Loans and letters of credit under the Five-Year Revolver will be available, and amounts repaid under the Five-Year Revolver may be reborrowed, at any time until July 1, 2003, subject to the fulfillment of certain conditions precedent, including the absence of default under the Senior Credit Facility. The Term Loan was fully drawn down as of the Acquisition Date, and amounts repaid under the Term Loan may not be reborrowed. The Company's obligations under the Senior Credit Facility are secured by the pledge of all capital stock, partnership interests and other equity interests of the Company and its subsidiaries. All obligations under the Senior Credit Facility are also guaranteed by each of the Company's corporate subsidiaries and operating limited partnerships. The Senior Credit Facility contains customary financial and restrictive covenants with amounts and ratios negotiated between the Company and the lenders.

    The Senior Credit Facility provides for loans bearing interest, at the Company's option, as follows: (i) Base Rate loans, Base Rate plus a margin that ranges from 0% to 0.50%; and (ii) LIBOR loans, Adjusted LIBOR plus a margin that ranges from 0.75% to 2.00%. "Base Rate" is the higher of NationsBank's prime rate or the overnight Federal funds rate plus 0.5%, and "Adjusted LIBOR" is the applicable London interbank offered rate adjusted for reserves, if any. In each case, the margin is adjusted based on the Company's most recently determined ratio of funded debt to EBITDA (as defined in the Senior Credit Facility). The Senior Credit Facility currently bears interest at LIBOR plus 2.00%. With the application of the net proceeds of the Offering to repay a portion of the 364-Day Revolver, the Company anticipates the LIBOR margin will decrease to 1.375% as a result of the matrix pricing. The Company currently has an interest rate swap agreement in place, which limits the Company's variable interest rate exposure on the Term Loan. The agreement applies to the full principal amount of the Term Loan and caps interest on LIBOR loans at 5.89% plus the applicable LIBOR margin.

    Loans under the Five-Year Revolver mature on July 1, 2003. Loans under the Term Loan are payable in successive quarterly installments beginning on October 31, 1998, in quarterly payment amounts beginning with $7.5 million and gradually increasing to $12.5 million on the maturity date. The 364-Day Revolver is part of the Senior Credit Facility and matures on May 3, 1999. If the 364-Day Revolver is not repaid by the Company or extended by the Lenders, the Company has the option to convert it to a three-year term note. Borrowings may be prepaid and voluntary reductions of the unutilized portion of the Five-Year Revolver may be made at any time, in certain agreed upon minimum amounts, without premium or penalty but subject to LIBOR breakage costs. The Company is required to make mandatory prepayments on the Senior Credit Facility upon the occurrence of certain events, including the sale of assets and the issuance and sale of equity securities, in each case subject to certain exceptions.

    As of July 31, 1998, the Company had $499.0 million outstanding under the Senior Credit Facility.

CAPITAL EXPENDITURES

    During fiscal 1997, NCI invested $11.3 million in capital additions, including a new plant built in Monterrey, Mexico at a cost of approximately $2.0 million and expansion of its plant in Ennis, Texas for approximately $1.0 million. The remainder was spent primarily at other plant locations to increase production capacity. All of these expenditures were paid from internally generated cash.

    During 1997, MBCI had capital expenditures of $27.2 million, including the construction of new plants ($5.0 million), the purchase of real property in Phoenix, Arizona ($5.3 million), the rebuilding of the Lubbock, Texas plant destroyed by fire ($4.8 million) and the expansion of the Memphis, Tennessee plant ($2.0 million).

    On May 21, 1998, the Company purchased the plant and equipment of California Finished Metals, Inc. for $15.0 million in order to expand its metal coating and painting operations to the western U.S. The Company anticipates that capital expenditures for the remainder of 1998 will be $14.0 million, including $1.0 million in anticipated capital expenditures to update the new California facility. The Company anticipates that these capital expenditures will be financed primarily through internally generated funds.

    Acquisitions of additional assets and businesses are expected to continue to be an important part of the Company's strategy for growth. The Company would, under certain circumstances, need to obtain additional debt and/or equity financing to fund such acquisitions.

INFLATION

    Inflation has not significantly affected the Company's financial position or operations. Metal building systems sales are affected more by the availability of funds for financing construction than by the rate of interest charged by the lender. No assurance can be given that inflation or the prime rate of interest will not fluctuate significantly, either or both of which could have an adverse effect on the Company's operations.

ACCOUNTING STANDARDS

    During the first quarter of fiscal 1998, NCI adopted Financial Accounting Standards Board ("FASB") Statement No. 128, Earnings Per Share, which is effective for financial statements issued for periods ending after December 15, 1997. Prior period net income per share amounts have been restated to conform with Statement No. 128.

    FASB Statement No. 130, Comprehensive Income, is effective for financial statements for fiscal years beginning after December 15, 1997. The Company is not required to adopt Statement No. 130 until its 1999 fiscal year, although the Company may adopt it before that time. The adoption of Statement No. 130 would not have a significant impact on the Company's financial statements nor would the Company's earlier adoption of Statement No. 130 have a significant impact on the Company's financial statements for prior years.


    In June 1997, the FASB issued Statement No. 131, Disclosure about Segments of an Enterprise and Related Information, which is effective for the Company's fiscal year ending October 31, 1999. The Company is evaluating the segments that will be reported under Statement No. 131.

IMPACT OF THE YEAR 2000 ISSUE

    The year 2000 issue is the result of computer programs having been written using two digits rather than four to define the applicable year. Any computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

    The Company has conducted a comprehensive review of its computer systems to identify the systems that could be affected by the year 2000 issue and is implementing its plan to attempt to ensure that its management information systems and computer software are year 2000 compliant. Management believes that with modifications to existing software and converting to new software, the year 2000 issue will not pose significant operational problems for the Company's computer systems. The Company expects to complete any necessary systems modifications and conversions by the end of 1998. Although the ability of third parties with whom the Company transacts business to address adequately their year 2000 issue is outside the Company's control, the Company is discussing with its vendors and customers the possibility of any interface difficulties that may affect the Company.

    The Company's year 2000 plan is part of the Company's overall upgrade of its management information systems, which is currently in progress. Management expects the upgrade to be completed with respect to a substantial majority of the Company's operations by the end of 1998 and that the upgrade for the remaining operating divisions will be completed in the first six months of 1999.

    The Company currently believes that the year 2000 issue will not have a material adverse impact on the operations of the Company and that costs to become year 2000 compliant will not have a material adverse effect on the Company's future results of operations or financial condition.

BUSINESS

GENERAL

    The Company is one of North America's largest integrated manufacturers of metal products for the building industry, with 38 manufacturing and distribution facilities located in 18 states and Mexico. The Company sells metal components as well as complete, pre-engineered metal building systems, offering one of the most extensive metal product lines in the building industry with well-recognized brand names. Management believes that the Company's leading market positions and strong track record of growth and profitability have resulted from its focus on improving manufacturing efficiency, controlling overhead costs, developing new markets and successfully identifying and integrating strategic acquisitions. In May 1998, NCI acquired MBCI, thereby doubling its sales, becoming the largest domestic manufacturer of nonresidential metal components and significantly improving its product mix. On a pro forma basis giving effect to the MBCI Acquisition, the Company's sales and income from operations were $838.3 million and $97.1 million, respectively, for the 12-month period ended April 30, 1998.

    Prior to the MBCI Acquisition, MBCI designed, manufactured, sold and distributed metal components for the building industry, including one of the widest selections of roofs, walls, fascia, mansard and various trim accessories for commercial, industrial, agricultural and residential construction uses. In addition, MBCI processed its own hot roll coil metal for use in metal components manufacturing, as well as processing hot roll coil and toll coating light gauge metal for use by other parties in the manufacture of metal components and numerous other products, including heating and air conditioning systems, water heaters, lighting fixtures and office furniture. MBCI marketed its products nationwide through a direct sales force under several brand names, including "Metal Building Components," "American Building Components," "Metal Coaters of Georgia," "Metal-Prep" and "DOUBLECOTE."

    METAL COMPONENTS. With a market share at least twice that of its largest competitor, the Company is the largest domestic supplier of metal components to the nonresidential building industry. The Company designs, manufactures, sells and distributes one of the widest selections of metal roof and wall systems, overhead doors, fascia, mansard and various trim accessories for commercial, industrial, architectural, agricultural and residential construction and repair and retrofit uses. The Company is also one of the largest independent providers of hot roll and light gauge metal coil coating and painting services and products. The Company coats and paints hot roll coil metal for use in its own metal components manufacturing, as well as processing hot roll coil metal and toll coating light gauge metal for use by third parties. The Company markets its metal components products and coating and painting services nationwide primarily through a direct sales force under several brand names, including "Metal Building Components," "American Building Components," "DBCI," "MBCI," "Metal Coaters of Georgia," "Metal-Prep," "DOUBLECOTE" and "Metal Coaters of California." On a pro forma basis giving effect to the MBCI Acquisition, the Company's sales of metal components and coating and painting services were $561.7 million, or 67% of total sales, for the 12-month period ended April 30, 1998.

    PRE-ENGINEERED METAL BUILDING SYSTEMS. NCI is one of the largest domestic suppliers of pre-engineered metal building systems. The Company designs, manufactures and markets pre-engineered metal building systems, self-storage building systems and metal home framing systems for commercial, industrial, agricultural, governmental, community service and residential uses. The Company markets these systems nationwide through authorized builder networks totaling over 1,200 builders and a direct sales force under several brand names, including "Metallic Buildings," "Mid-West Steel Buildings," "A & S Buildings," "All American Systems," "Steel Systems" and "Mesco." On a pro forma basis giving effect to the MBCI Acquisition, the Company's sales of pre-engineered metal building systems were $276.6 million, or 33% of total sales, for the 12-month period ended April 30, 1998.

    Prior to their combination, NCI and MBCI both demonstrated strong growth in sales and income from operations. NCI has achieved five-year compound annual growth rates of 38.9% and 49.6%, respectively, in sales and income from operations. MBCI has achieved five-year compound annual growth rates of 15.3% and 16.2%, respectively, in sales and income from operations.

BUSINESS STRATEGY

    The Company's management has developed business strategies to capitalize on the Company's strengths. The Company's primary business strategies include the following:

        PURSUE STRATEGIC GROWTH OPPORTUNITIES. Throughout its history, the Company has increased its sales and net income through a combination of selective acquisitions and internal growth. Since 1993, the Company has successfully acquired and integrated seven companies and is in the process of integrating MBCI and a subsequently acquired metal coating and painting operation. Management's disciplined acquisition strategy is focused on the identification of suppliers of metal products and services that can be relatively quickly assimilated into the Company's operations and that offer opportunities to expand the Company's product line, further vertically integrate its operations or broaden its geographic reach. In order to expand its geographic coverage and increase manufacturing capacity, the Company has also constructed nine new manufacturing facilities in the last five years and has formed four joint ventures to expand into new markets and to increase market penetration of existing markets.

        LEVERAGE EXISTING DISTRIBUTION CHANNELS TO INCREASE SALES OF METAL COMPONENTS. The Company seeks to penetrate further the metal components market, primarily for metal roofing and wall systems. Currently, the Company sells its products under well-recognized brand names through various distribution channels to a broad range of end users. These channels include, among others, (i) authorized builders, (ii) building materials manufacturers, distributors and retailers, (iii) roofing systems installers,
    (iv) contractors and end users and (v) builders of self-storage facilities. The Company plans to increase sales and net income by utilizing its multiple distribution channels to market its expanded range of metal components products to existing and new customers.

        CONTINUE TO ENHANCE FLEXIBLE, COST-EFFECTIVE PRODUCTION FACILITIES AND PROCESSES. The Company's commitment to providing its customers with quality products on a timely basis at competitive prices remains a key element of its business strategy. As a result, management is focused on continuous cost reduction including realization of opportunities to (i) aggressively manage the purchase of raw materials, (ii) further automate its manufacturing operations to reduce process costs and improve product quality and (iii) capitalize on the breadth of the Company's geographic coverage to provide customers with rapid delivery.

        INCREASE SALES OF PRE-ENGINEERED METAL BUILDING SYSTEMS IN NEW AND EXISTING GEOGRAPHIC MARKETS. The addition of MBCI's metal components locations nationwide provides the Company with an opportunity to expand sales of the Company's pre-engineered metal building systems in existing markets and provides access to new regional markets in the Northeast and Northwest. By utilizing MBCI's nationwide metal components manufacturing facilities as platforms for expansion, the Company is well positioned to increase sales of pre-engineered metal building systems in markets that previously had been difficult for NCI to serve on a cost-effective basis.

ACQUISITIONS AND JOINT VENTURES

    ACQUISITIONS. The following table describes NCI's and MBCI's combined acquisition activity since 1993:

                                                         PURCHASE
                                                           PRICE
SELLER                                 DATE ACQUIRED   (IN MILLIONS)      BUSINESS ACQUIRED            LOCATIONS
-------------------------------------  -------------  ---------------  ------------------------  ----------------------
Ellis Building Components, Inc.          Oct. 1994       $     4.9     Metal building systems    Tallapoosa, GA
                                                                       and metal components

Royal Metal Buildings, Inc.              Mar. 1995             0.9     Metal building systems    Hobbs, NM
                                                                       and metal components

Doors & Building Components, Inc.        Nov. 1995            14.7     Doors and interior metal  Douglasville, GA;
                                                                       components                Chandler, AZ

Carlisle Engineered Metals, Inc.         Mar. 1996             2.8     Metal components (West    Lodi, CA
                                                                       coast division)

Anderson Industries, Inc.                Apr. 1996            22.3     Metal building systems,   Southlake, TX;
                                                                       metal components, metal   Chester, SC
                                                                       roofs and components
                                                                       (Mesco division)

Alta Industries                          Apr. 1996            19.0     Metal components          Salt Lake City, UT;
                                                                       (Steelco division)        Boise, ID

Carlisle Engineered Metals, Inc.         Feb. 1997             6.2     Insulated panels and      Stratford, TX;
                                                                       metal components          Jemison, AL
                                                                       (division)

BTR plc                                  May 1998            600.0     Metal components and      Houston, TX
                                                                       metal coating and         headquarters and 21
                                                                       painting (MBCI)           other facilities in
                                                                                                 U.S.

Chicago Metallic Corporation             May 1998             15.0     Metal coating and         Rancho Cucamonga, CA
                                                                       painting (California
                                                                       Finished Metals)

    JOINT VENTURES.  The Company has also formed the following joint ventures:

                                        OPERATIONS      PERCENTAGE
JOINT VENTURE                              BEGUN         OWNERSHIP             BUSINESS                 LOCATION
-------------------------------------  -------------  ---------------  ------------------------  ----------------------
DOUBLECOTE, L.L.C.                       Apr. 1995             50%     Metal coating and         Jackson, MS
                                                                       painting

Metallic de Mexico, S.A. de C.V.         Nov. 1995             50%     Drafting and marketing    Monterrey, Mexico

Building Systems de Mexico, S.A. de      July 1997             51%     Primary structures for    Monterrey, Mexico
  C.V.                                                                 metal building systems

Midwest Metal Coating, L.L.C.               (1)                50%     Metal coating and         Granite City, IL
                                                                       painting

------------------------------

(1) Expected to commence operations in the first quarter of 1999.

PRODUCTS AND MARKETS

    The Company's product lines consist of metal components for the building industry and pre-engineered metal building systems. On an actual and pro forma basis, giving effect to the MBCI Acquisition, NCI's and the Company's sales, respectively, for the periods indicated attributable to these product lines were approximately as follows:

                                                                     YEAR ENDED OCTOBER 31,
                                 ----------------------------------------------------------------------------------------------
                                                                                                               PRO FORMA
                                          1995                    1996                    1997                    1997
                                 ----------------------  ----------------------  ----------------------  ----------------------
                                                                         (IN MILLIONS)
Metal components...............  $    60.3       25.8%   $   119.9       36.0%   $   161.2       39.5%   $   569.1       69.8%

Metal building systems.........      173.9       74.2        213.0       64.0        246.6       60.5        246.6       30.2
                                 ---------      -----    ---------      -----    ---------      -----    ---------      -----

    Total sales................  $   234.2      100.0%   $   332.9      100.0%   $   407.8      100.0%   $   815.7      100.0%
                                 ---------      -----    ---------      -----    ---------      -----    ---------      -----
                                 ---------      -----    ---------      -----    ---------      -----    ---------      -----

    METAL COMPONENTS. The Company's metal components consist of individual components, including secondary structural framing, covering systems and associated metal trims, that are sold directly to contractors or end users for use in the building industry, including the construction of metal buildings. The Company also stocks and markets metal component parts for use in the maintenance and repair of existing buildings. Specific component products consist of end and side wall panels, roof panels, purlins, girts, partitions, header panels and related trim and screws. The Company believes it offers the widest selection of metal components in the building industry.

    Purlins and girts, which are medium gauge, roll formed steel components, are supplied to builders for secondary structural framing. The Company custom produces purlins and girts for its customers and offers the widest selection of sizes and profiles of purlins and girts in the United States. Covering systems, consisting of wall and roof panels, protect the rest of the structure and the contents of the building from the weather, while also contributing to the structural integrity of the building.

    The Company's metal roofing products are attractive and durable. The Company uses standing seam roof technology to replace traditional built-up and single-ply roofs as well as to provide a distinctive look to new construction. The Company manufactures and designs metal roofing systems for sales to regional metal building manufacturers, general contractors and subcontractors. The Company believes it has the broadest line of standing seam roofing products in the building industry. The Company has also developed and patented a retrofit metal panel, Retro-R-Registered Trademark-, that is used to replace wall and roof panels of metal buildings. Retro-R-Registered Trademark- can be installed over the top of existing metal panels to remodel or preserve a standing structure. Although metal roofing is somewhat more expensive than traditional roofing in upfront costs, its durability and low maintenance costs make metal roofing a lower cost roofing product after the first 10 years.

    The Company manufactures overhead doors and interior and exterior doors for use in metal and other buildings. The Company is one of the largest suppliers in the U.S. of roll-up doors to builders of self-storage facilities.

    The Company provides its own metal coating and painting products and services for use in component manufacturing. As a toll coater of hot roll steel coils, the Company also provides pre-painted hot roll coils to manufacturers of metal building systems and metal components. Either a customer provides coils through its own supply channels, which are processed by the Company, or the Company purchases hot roll coils and processes them for sale as a packaged product. The Company also pre-paints light gauge steel coils for steel mills, which supply the painted coils to various industrial users, including metal building systems and metal components manufacturers and manufacturers of lighting fixtures.

    The Company's metal coating and painting operations apply a variety of paint systems to metal coils. The process generally includes cleaning and painting the coil and slitting it to customer specifications. The

Company believes that pre-painted metal coils are a better quality product, environmentally cleaner and more cost-effective than painted metal products prepared in other manufacturers' in-house painting operations. Painted metal coils also offer manufacturers the opportunity to produce a broader and more aesthetically pleasing range of products.

    PRE-ENGINEERED METAL BUILDING SYSTEMS. Pre-engineered metal building systems consist of pre-engineered structural beams and panels that are welded and roll formed in a factory and shipped to a construction site complete and ready for assembly. The Company designs an integrated metal building system that meets customer specifications and allows easy on-site assembly by the builder or independent contractor. Pre-engineered metal building systems typically consist of three systems:

    - PRIMARY STRUCTURAL FRAMING. Primary structural framing, fabricated from heavy-gauge steel, supports the secondary structural framing, roof, walls and all externally applied loads. Through the primary framing, the force of all applied loads is structurally transferred to the foundation.

    - SECONDARY STRUCTURAL FRAMING. Secondary structural framing consists of medium-gauge, roll-formed steel components called purlins and girts. Purlins are attached to the primary frame to support the roof. Girts are attached to the primary frame to support the walls. The secondary structural framing is designed to strengthen the primary structural framing and efficiently transfer applied loads from the roof and walls to the primary structural framing.

    - COVERING SYSTEMS. Covering systems consist of roof and wall panels. These panels not only lock out the weather but also contribute to the structural integrity of the overall building system. Roof and siding panels are fabricated from light-gauge, roll-formed steel. Accessory components complete the pre-engineered metal building system. These components include doors, windows, gutters and interior partitions.

SALES, MARKETING AND CUSTOMERS

    METAL COMPONENTS. The Company sells metal components directly to regional manufacturers, contractors, subcontractors, distributors, lumberyards, cooperative buying groups and other customers under the brand names "Metal Building Components," "American Building Components" and "MBCI." Roll-up doors, interior and exterior doors, interior partitions and walls, header panels and trim are sold directly to contractors and other customers under the brand names "Doors & Building Components" or "DBCI." These components also are produced for integration into self storage and pre-engineered metal building systems sold by of the Company.

    The Company markets its components products within four product lines: (i) commercial/industrial; (ii) architectural; (iii) wood frame builders; and (iv) residential. Customers include regional metal building systems manufacturers, general contractors, subcontractors, roofing installers, architects and end-users. Commercial and industrial businesses are heavy users of metal components and metal buildings systems. Standing seam roof and architectural customers are growing in importance. As metal buildings become a more acceptable building alternative and aesthetics become an increasingly important consideration for end users of metal buildings, the Company believes that architects are participating in metal building design and purchase decisions to a greater extent. Wood frame builders also purchase the Company's metal components through distributors, lumberyards, cooperative buying groups and chain stores for various uses, including agricultural buildings. Residential customers are generally contractors building upscale homes that require an architect-specified product.

    The Company's metal components sales operations are organized into four geographic regions. Each region is headed by a general sales manager supported by individual plant sales managers. Each local sales office is located adjacent to a manufacturing plant and is staffed by a direct sales force responsible for contacting customers and architects and a sales coordinator who supervises the sales process from the time the order is received until it is shipped and invoiced. The regional and local focus of the Company's customers requires extensive knowledge of local business conditions.

    The Company provides its customers with product catalogs tailored to its product lines, which include product specifications and suggested list prices. Certain of the Company's catalogs are available on-line through the Internet, which enables architects and other customers to download drawings for use in developing project specifications. Customers place orders via telephone or facsimile to a sales coordinator at the regional office who enters it onto a standard order form. The form is then sent via computer to the plant and downloaded automatically to the production machines.

    The Company has a small number of national accounts for its coating and painting products and services and relies on a single sales manager. The Company also has a metal coating joint venture, which has an independent sales force.

    PRE-ENGINEERED METAL BUILDING SYSTEMS. The Company sells pre-engineered metal building systems to builders nationwide under the brand names "Metallic Buildings," "A&S Buildings" and "Mesco," respectively. The Company markets pre-engineered metal building systems through an in-house sales force to authorized builder networks of over 1,200 builders. The Company markets pre-engineered metal building systems under the brand name "Mid-West Steel Buildings" directly to contractors in Texas and surrounding states using an in-house sales force. The Company also sells pre-engineered metal building systems under the name "All American Systems" and various private labels.

    The Company's authorized builder networks consist of independent general contractors which market the Company's Metallic Buildings, A&S Buildings and Mesco products to end users. Most of the Company's sales of pre-engineered metal building systems outside of Texas and surrounding states are through its authorized builder networks. The Company relies upon maintaining a satisfactory business relationship for the continued receipt of job orders from its authorized builders and does not consider the builder agreements to be material to its business. During fiscal 1997, the Company's largest customer for pre-engineered metal building systems accounted for less than 2% of the Company's total sales.

    The Company enters into an agreement with an authorized builder, which generally grants the builder the non-exclusive right to market the Company's products in a specified territory and which is cancelable by either party on 60 days notice. The agreements do not prohibit the builder from marketing metal building systems of other manufacturers. The Company establishes an annual sales goal for each builder and provides to the builder sales and pricing information, design and engineering manuals, drawings and assistance, application programs for estimating and quoting jobs and advertising and promotional literature. The Company also defrays a portion of the builder's advertising costs and provides volume purchasing and other pricing incentives to encourage them to deal exclusively or principally with the Company. The builder is required to maintain a place of business in its designated territory, provide a sales organization, conduct periodic advertising programs and perform construction, warranty and other services for customers and potential customers. An authorized builder usually is hired by an end user to erect a metal building system on the customer's site and provide general contracting and other services ancillary to the completion of the project. The Company sells its products to the builder, which generally includes the price of the building as a part of its overall construction contract with its customer.

MANUFACTURE AND DESIGN

    METAL COMPONENTS. The Company operates 37 facilities used for manufacturing of metal components for the building industry, including its metal coating and painting operations. The Company believes this broad geographic penetration gives it an advantage over its components competitors because major elements of a customer's decision are the speed and cost of delivery from the manufacturing facility to the product's ultimate destination. With the exception of the Company's architectural and standing seam products, the Company is not involved in the design process for the components it manufactures. The Company also owns a fleet of trucks to deliver its products to its customers in a more timely manner than most of its competitors.

    The Company's doors, interior partitions and other related panels and trim products are manufactured at dedicated plants in Georgia, Texas and Arizona. The products are roll-formed or fabricated at each plant using roll-formers and other metal working equipment. Orders are processed at the Georgia plant and sent to the appropriate plant, which is generally determined in a manner to obtain the lowest shipping cost.

    METAL COATING AND PAINTING. The Company operates two metal coating and painting facilities from which it primarily services its own needs and the needs of other metal components manufacturers through the processing of hot rolled steel coils. Metal coating and painting processes involve applying various types of chemical treatments and paint systems to flat rolled continuous coils of metal, including steel and aluminum, giving the coils a baked-on finish that both protects the metal and makes it more attractive. Initially, various metal substrates in coil form are flattened, cleaned and pretreated. The metal is then coated, oven cured, cooled, recoiled and packaged for shipment. Slitting and embossing services can also be performed on the coated metal prior to shipping pursuant to customer specifications. Hot roll steel coils typically are used in the production of secondary structural framing of metal buildings and other structure applications. Painted light gauge steel coils are used in the manufacture of products for building exteriors, metal doors, lighting fixtures and appliances. The Company's metal coating operation is one of only two metal coaters in the United States to receive the Supplier Excellence Award from Bethlehem Steel Corporation.

    The Company is a joint venture partner in two metal coating operations. The Company owns 50% of an existing metal coating joint venture with a processing plant in Jackson, Mississippi. The Company also owns 50% of a new joint venture, which has acquired land in Granite City, Illinois and is building a hot rolled coil coating facility that is expected to commence operations in the first quarter of 1999. The new facility will be used to slit and coat hot rolled coils of medium gauge steel for use in manufacturing purlins and girts. The Company has agreed to purchase a substantial portion of its production requirements for that product from the new joint venture.

    PRE-ENGINEERED METAL BUILDING SYSTEMS. After the Company receives an order, the Company's engineers design the metal building system to meet the customer's requirements and to satisfy applicable building codes and zoning requirements. In order to expedite this process, the Company uses computer-aided design and engineering systems to generate engineering and erection drawings and a bill of materials for the manufacture of the pre-engineered metal building system. The Company employs approximately 185 engineers and draftsmen in this area.

    Once the specifications and designs of the customer's project have been finalized, the manufacturing process of frames and other building systems begins at one of the Company's six manufacturing facilities in Texas, Georgia, South Carolina or Tennessee or its joint venture facility in Mexico. The fabrication of the primary structural framing consists of a process in which pieces of rigid steel plates are punched and sheared and then routed through an automatic welding machine and sent through further fitting and welding processes. The secondary structural framing and the covering subsystem are roll-formed steel products that are manufactured at the Company's full manufacturing facilities as well as its regional satellite plants. In roll forming, pre-finished coils of steel are unwound and passed through a series of progressive forming rolls which form the steel into various profiles of medium-gauge structural shapes and light-gauge sheets and panels.

    Once manufactured, structural framing members and covering systems are shipped to the job site for assembly. The Company generally is not responsible for any on-site construction. The time elapsed between the Company's receipt of an order and shipment of a completed building system has typically ranged from four to eight weeks, although delivery can extend somewhat longer if engineering and drafting requirements are extensive.

    The Company owns 51% of a joint venture, which began operation of a framing facility in Monterrey, Mexico in July 1997. The Company purchases substantially all of the framing systems produced by the Mexico joint venture.

RAW MATERIALS

    The principal raw material used in the manufacture of the Company's pre-engineered metal building systems and component products is steel. Components are fabricated from common steel products produced by mills including bars, plates, sheets and galvanized sheets. On a combined basis for their respective 1997 fiscal years, NCI and MBCI purchased an aggregate of approximately 80% of their steel requirements from National Steel Corporation and Bethlehem Steel Corporation. No other steel supplier accounted for more than 10% of the combined steel purchases for the same period. The Company believes concentration of its steel purchases among a small group of suppliers that have mills and warehouse facilities in close proximity to the Company's facilities enables it, as a large customer of those suppliers, to obtain better service and delivery. These suppliers generally maintain an inventory of the types of materials required by the Company, enabling the Company to utilize a form of "just-in-time" inventory management with regard to raw materials.

    The Company does not have any long-term contracts for the purchase of raw materials. A prolonged labor strike against one of its principal domestic suppliers could have a material adverse effect on the Company's operations. Alternative sources, however, including foreign steel, are currently believed to be sufficient to maintain required deliveries.

BACKLOG

    On a combined basis at April 30, 1998, the total backlog for orders for NCI's and MBCI's products believed by the Company to be firm was $138.8 million. This compares with a total backlog for NCI's products of $110.0 million at October 31, 1997, and $85.6 million at October 31, 1996, and for MBCI's products of $16.1 million at December 31, 1997, and $14.9 million at December 31, 1996. The increases in backlog reflect the results of the marketing activities of NCI and MBCI and market demand. Backlog primarily consists of pre-engineered metal building systems. Job orders generally are cancelable by customers at any time for any reason and, occasionally, orders in the backlog are not completed and shipped for reasons that include changes in the requirements of the customers and the inability of customers to obtain necessary financing or zoning variances. None of the backlog at April 30, 1998, currently is scheduled to extend beyond April 30, 1999.

COMPETITION

    The Company competes with a number of other manufacturers of metal components and metal building systems for the building industry, ranging from small local firms to large national firms. Most of these competitors operate on a regional basis, although the Company believes that at least four other manufacturers of metal building systems and several manufacturers of metal components have nationwide coverage. In addition, the Company and other manufacturers of metal components and metal building systems compete with alternative methods of building construction, which may be perceived as more traditional, more aesthetically pleasing or having other advantages. Competition is based primarily on price, speed of construction, quality of builder/dealer networks, the ability to provide added value in the design and engineering of buildings and, among manufacturers of metal components and metal building systems, service, quality and delivery times.

REGULATORY MATTERS

    The Company's operations are subject to a wide variety of federal, state and local laws and regulations governing, among other things, emissions to air, discharges to waters, the generation, handling, storage, transportation, treatment, and disposal of hazardous substances and other materials and health and safety matters. Laws protecting the environment generally have become more stringent than in the past and are expected to continue to do so. Environmental laws and regulations generally impose "strict liability," which means that in some situations the Company could be exposed to liability for cleanup costs, and "toxic tort" or other damages as a result of conduct that was lawful at the time it occurred or conduct of, or conditions caused by, prior operators or other third parties, regardless of fault on the part of the Company. The Company believes it is in substantial compliance with all environmental standards applicable to its operations. However, there can be no assurance that cleanup costs, natural resource damages, criminal sanctions, "toxic tort" or other damages arising as a result of environmental laws and costs associated with complying with changes in environmental laws and regulations will not be substantial and will not have a material adverse effect on the Company's financial condition. From time to time, claims have been made against the Company under environmental laws. The Company has insurance coverage for certain environmental claims and certain locations after payment of the applicable deductible. The Company does not anticipate material capital expenditures to meet current environmental quality control standards. There can be no assurance that more stringent regulatory standards will not be established that might require such expenditures.

    The Company is also subject to federal, state and local laws and regulations governing occupational safety and health, including review by the federal Occupational Health and Safety Administration and similar state agencies. The Company believes it is in substantial compliance with applicable laws and regulations, and compliance does not have a material adverse affect on the Company's business.

    The pre-engineered metal building systems manufactured by the Company must meet zoning and building code requirements promulgated by local governmental agencies.

PATENTS, LICENSES AND PROPRIETARY RIGHTS

    The Company has a number of United States patents and pending patent applications, including patents relating to metal roofing systems and metal overhead doors. The Company does not, however, consider patent protection to be a material competitive factor in its industry. The Company also has several registered trademarks and pending registrations in the United States.

EMPLOYEES

    As of June 30, 1998, the Company had approximately 3,700 employees, of whom over 2,700 were manufacturing and engineering personnel. The Company regards its employee relations as satisfactory.

    The Company's employees are not represented by a labor union or collective bargaining agreement, although the United Steel Workers of America petitioned the National Labor Relations Board to be recognized as the collective bargaining representative of the production and maintenance employees of the Company's Tallapoosa, Georgia facility. An election for that purpose was held in January 1996 and the union lost the election to be recognized as the collective bargaining representative of such employees. A similar election was held at the Company's Mattoon, Illinois facility in November 1997 and the United Steel Workers of America lost that election.

LEGAL PROCEEDINGS

    The Company is involved in various legal proceedings that the Company considers to be in the normal course of business. Management believes that such litigation will not have a material adverse effect on the Company's results of operations or financial condition.

PROPERTIES

    The Company conducts manufacturing operations at the following facilities:

                                                                  SQUARE      OWNED
FACILITY                      PRODUCTS                             FEET     OR LEASED
----------------------------  ---------------------------------  ---------  ---------
Chandler, Arizona             Doors and related metal               35,000   Leased
                                components

Tomlinson, Arizona            Metal components(1)                   65,980    Owned

Atwater, California           Metal components(2)                   85,700    Owned

Rancho Cucamonga, California  Metal coating and painting            98,000    Owned

Tampa, Florida                Metal components(3)                   28,775    Owned

Adel, Georgia                 Metal components(1)                   59,550    Owned

Douglasville, Georgia         Metal components(4)                  110,536    Owned

Douglasville, Georgia         Doors and related metal               60,000    Owned
                                components

Marietta, Georgia             Metal coating and painting           125,700    Owned

Tallapoosa, Georgia           Metal building systems(5)            246,000   Leased
                              Metal components

Napa, Idaho                   Metal components(6)                   42,900    Owned

Mattoon, Illinois             Metal components(2)                   90,600    Owned

Shelbyville, Indiana          Metal components(6)                   66,450    Owned

Nicholasville, Kentucky       Metal components(7)                   41,280    Owned

Monterrey, Mexico(8)          Metal building systems(9)             64,125    Owned

Jackson, Mississippi          Metal components(2)                   96,000    Owned

Jackson, Mississippi(10)      Metal coating and painting           363,200    Owned

Omaha, Nebraska               Metal components(7)                   51,750    Owned

Hobbs, New Mexico             Metal components(2)                   60,800   Leased

Rome, New York                Metal components(6)                   57,700    Owned

Oklahoma City, Oklahoma       Metal components(1)                   59,695    Owned

                                                                  SQUARE      OWNED
FACILITY                      PRODUCTS                             FEET     OR LEASED
----------------------------  ---------------------------------  ---------  ---------
Chester, South Carolina       Metal building systems(5)            124,000    Owned
                              Metal components

Caryville, Tennessee          Metal building systems(5)            193,800    Owned
                              Metal components

Memphis, Tennessee            Metal coating and painting            61,500    Owned

Nesbitt, Tennessee            Metal components(1)                   71,720    Owned

Ennis, Texas                  Metal components and studs            33,000    Owned

Grand Prairie, Texas          Metal components(1)                   48,027    Owned

Houston, Texas                Metal components                      97,000    Owned

Houston, Texas                Metal components(4)                  209,355    Owned

Houston, Texas                Metal coating and painting            39,550    Owned

Houston, Texas(11)            Metal building systems(5)            382,000    Owned
                              Metal components
                              Doors

Lubbock, Texas                Metal components(1)(7)                64,320    Owned

San Antonio, Texas            Metal components(6)                   52,360    Owned

Southlake, Texas              Metal building systems(5)            123,000    Owned
                              Metal components

Stafford, Texas               Metal components                     105,000   Leased

Stafford, Texas               Metal components                      56,840   Leased

Salt Lake City, Utah          Metal components(1)                   93,150    Owned

Colonial Heights, Virginia    Metal components(1)                   37,000    Owned


------------------------------

(1) Secondary structures and covering systems.

(2) Includes secondary structures and covering systems.

(3) Covering products.

(4) Full product range.

(5) Primary structures, secondary structures and covering systems.

(6) Covering systems.

(7) Specialized products.

(8) The Company owns a 51% interest in a joint venture.

(9) Primary structures.

(10) The Company owns a 50% interest in a joint venture.

(11) Includes 33,600 square feet used for the Company's principal executive offices.

    The Company also maintains several drafting office facilities and retail locations in various states. These additional facilities are subject to short-term leases.

    The Company believes that its present facilities are adequate for its current and projected operations. As part of the integration plan implemented in connection with the MBCI Acquisition, the Company is reviewing its manufacturing facilities and considering the consolidation or closure of certain facilities as part of its efforts to maximize production efficiencies.

MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND OTHER KEY MANAGERS

    The directors, executive officers and other key managers of the Company, and their ages as of July 31, 1998, are as follows:

NAME                                         AGE                                   POSITION
---------------------------------------      ---      -------------------------------------------------------------------
DIRECTORS AND EXECUTIVE OFFICERS:

C. A. Rundell, Jr......................          66   Chairman of the Board and Class II Director

Johnie Schulte, Jr.....................          63   President, Chief Executive Officer, President and Chief Executive
                                                        Officer of Metal Buildings Division and Class III Director

A. R. Ginn.............................          59   Executive Vice President and Chief Operating Officer, President and
                                                        Chief Executive Officer of Metal Components Division, Chief
                                                        Executive Officer of Metal Coaters Division and Class I Director

Leonard F. George......................          46   Executive Vice President of Metal Buildings Division and Class III
                                                        Director

Robert J. Medlock......................          58   Vice President, Treasurer and Chief Financial Officer and Vice
                                                        President, Chief Financial Officer and Treasurer of Metal
                                                        Buildings Division

Kenneth W. Maddox......................          51   Vice President, Vice President and Chief Financial Officer of Metal
                                                        Components Division and Metal Coaters Division and Class I
                                                        Director

Donnie R. Humphries....................          48   Secretary and Vice President, Human Relations of Metal Buildings
                                                        Division

Thomas C. Arnett.......................          65   Class I Director

William D. Breedlove...................          58   Class III Director

Gary L. Forbes.........................          54   Class II Director

Robert N. McDonald.....................          70   Class II Director

Daniel D. Zabcik.......................          69   Class I Director

OTHER KEY MANAGERS:

Jerry D. Boen..........................          51   Vice President, Marketing of Metal Components Division

David B. Curtis........................          38   President of Doors & Building Components Division

Charles W. Dickinson...................          47   Vice President, Sales of Metal Components Division

John T. Eubanks........................          57   President of Mesco Metal Buildings Division

Kelly R. Ginn..........................          37   Vice President, Manufacturing of Metal Components Division

John W. Holmes.........................          47   President of Metal Prep Division

Richard F. Klein.......................          59   President and Chief Operating Officer of Metal Coaters Division

Fredrick D. Koetting...................          39   Vice President, Operations of Metal Buildings Division

Alvan E. Richey, Jr....................          62   Vice President, Sales and Marketing of Metal Buildings Division

    DIRECTORS AND EXECUTIVE OFFICERS:

    C.A. Rundell, Jr. has served as a director and Chairman of the Board of the Company since April 1989. Since October 1997, Mr. Rundell has been President, Chief Executive Officer and a director of Tyler Corporation, a provider of information management systems and services for county governments and other enterprises and a distributor of automotive aftermarket parts. Mr. Rundell served as Chairman of the Board of Tyler Corporation from October 1996 until October 1997, and as its temporary Chief Executive Officer from October 1996 to March 1997. Since May 1988, Mr. Rundell has owned and operated Rundell Enterprises, a sole proprietorship engaged in providing acquisition and financial consulting services to various business enterprises. From 1977 to 1988, Mr. Rundell was the President, Chief Executive Officer and a director of Cronus Industries, Inc. (now Business Records Corporation) ("Cronus"). Mr. Rundell is also a director of Dain Rauscher Corporation, a holding company for a full-service regional brokerage and investment banking company, and Tandy Brands Accessories, Inc., a manufacturer of accessories for men, women and boys.

    Johnie Schulte, Jr. a founder of the Company, has been a director, President and Chief Executive Officer of the Company since 1984 and as the President and Chief Executive Officer of the Metal Buildings Division since May 1998. Mr. Schulte founded and was President of Mid-West Steel Buildings Co., Inc. from 1970 until its sale to American Buildings Company ("ABC"), a metal building manufacturer, in 1980. Mr. Schulte remained as President of the Mid-West Metallic Division of ABC until 1984, when he left to form the Company. Mr. Schulte has spent 44 years in the metal building industry.

    A. R. Ginn has served as a director and as Executive Vice President and Chief Operating Officer of the Company, President and Chief Executive Officer of the Metal Components Division and Chief Executive Officer of the Metal Coaters Division since May 1998. Previously, he served as a director and the President of MBCI since 1976 and was Chief Executive Officer of the Metal Coaters Division of MBCI from 1987 to 1998. Mr. Ginn has over 40 years of experience in the metal building and components industry. Mr. Ginn worked for four years with A&S Steel Buildings and spent 14 years with Metallic Building Company, where he was Vice President of Operations for seven years. Mr. Ginn is the father of Kelly R. Ginn.

    Leonard F. George has served as a director of the Company since March 1993 and as an Executive Vice President of the Metal Buildings Division since May 1998. Previously, Mr. George served as Executive Vice President of the Company since September 1992 and as the President of the A&S Division from October 1992 until December 1992. From 1987 to September 1992, Mr. George was employed as President, Vice President of Engineering, Assistant Vice President of Engineering and Regional Sales Manager of ABC. Mr. George has spent over 20 years in the metal building industry.

    Robert J. Medlock has served as Vice President and Chief Financial Officer of the Company since February 1992 and as Vice President, Chief Financial Officer and Treasurer of the Metal Buildings Division since May 1998. Mr. Medlock served as the Chief Financial Officer and Treasurer of Enviropact, Inc., an environmental services company, from 1989 to 1991. He was the Vice President and Chief Financial Officer of ABC from 1973 to 1978. After the acquisition of ABC by Cronus, he became Vice President and Controller of Cronus and served in that capacity from 1979 until 1981. Mr. Medlock is a certified public accountant.

    Kenneth W. Maddox has served as a director and as Vice President of the Company and Vice President and Chief Financial Officer of the Metal Components Division and the Metal Coaters Division since May 1998. Previously, he served as the Chief Financial Officer and Treasurer of MBCI since 1980. Mr. Maddox is a certified public accountant.

    Donnie R. Humphries has been Secretary of the Company since 1985 and Vice President, Human Relations of the Metal Buildings Division since May 1998. Mr. Humphries previously served as Vice President, Human Relations of the Company since 1997. Mr. Humphries was employed by Mid-West Steel

Buildings Co., Inc. from 1976 to 1980 and by ABC from 1980 to 1985. Mr. Humphries has over 21 years of experience in the metal building industry.

    Thomas C. Arnett has served as a director of the Company since April 1989. Mr. Arnett is currently retired and manages his own investments. Mr. Arnett was an Executive Vice President of Cronus from 1977 to 1985 and served as a director of Cronus from 1977 to 1988.

    William D. Breedlove has served as a director of the Company since March 1992. Mr. Breedlove has been Vice Chairman of Hoak Breedlove Wesneski & Co., an investment banking firm, since August 1996. Previously, he served as Chairman and Managing Director of Breedlove Wesneski & Co., a private merchant banking firm, for over five years. In addition, Mr. Breedlove served as a director of Cronus from 1984 to 1988.

    Gary L. Forbes has served as a director of the Company since December 1991. Mr. Forbes has been a Vice President of Equus II Incorporated, an investment company, since November 1991. Mr. Forbes is also a director of Consolidated Graphics, Inc., a commercial printing company, Advanced Technical Products, Inc., a manufacturer of high performance composite parts, and Drypers Corporation, a manufacturer of disposable diapers. Mr. Forbes is a certified public accountant.

    Robert N. McDonald has served as a director since March 1992. Mr. McDonald was a marketing consultant for ABC from 1985 until February 1992 and served as a director of that company from 1989 to 1990. From 1956 to 1970, Mr. McDonald was employed by Butler Manufacturing Company, a metal building manufacturer, and served as Vice President of Marketing for ABC from 1970 to 1978.

    Daniel D. Zabcik has been a director of the Company since April 1989 and served as an Executive Vice President of the Company from April 1989 until October 1993, when he resigned as an officer and assumed part-time employee status. Since 1986, Mr. Zabcik has also served as a director of Southwest Bolt, Inc., a distributor of structural bolts. From 1980 until April 1989, Mr. Zabcik was employed as President, Executive Vice President and Vice Chairman of the Mid-West Metallic division of ABC. Mr. Zabcik has spent over 40 years in the metal building industry. Mr. Zabcik is a licensed engineer and served on the Executive Committee of the MBMA in 1993.

    The Board of Directors is comprised of four Class I Directors, three Class II Directors and three Class III Directors. The terms of the Class I, Class II, and Class III directors will expire at the annual meeting of stockholders held in 2000, 2001 and 1999, respectively. At each of those annual meetings and thereafter, directors will be elected for a three-year term to succeed the directors of the same class whose terms are then to expire. Officers of the Company serve at the discretion of the Board of Directors.

    OTHER KEY MANAGERS:

    Jerry D. Boen has served as Vice President, Marketing of the Metal Components Division since May 1998. Previously, he served as Vice President of Marketing of MBCI since 1980. Prior to joining MBCI, Mr. Boen was a sales manager for another building components company.

    David B. Curtis has served as President of the Doors & Building Components Division of the Company since it was acquired from Doors & Building Components, Inc. in November 1995. Mr. Curtis was the founder of Doors & Building Components, Inc. and served as its President and Chief Executive Officer for more than five years.

    Charles W. Dickinson has served as Vice President, Sales of the Metal Components Division since May 1998. Previously, he served as Vice President of Sales of MBCI since 1991 and was employed by MBCI for more than 16 years. Mr. Dickinson has over 23 years of experience in the metal building and components industry.

    John T. Eubanks has served as President of the Mesco Metal Buildings Division of the Company since 1989. Mesco Metal Buildings was a division of Anderson Industries, Inc. prior to April 1, 1996, at which time it was acquired by a subsidiary of the Company.

    Kelly R. Ginn has served as Vice President, Manufacturing of the Metal Components Divisions since May 1998. Previously, he served as Vice President of Manufacturing of MBCI since 1990. Prior to joining MBCI in 1985, Mr. Ginn worked as a Plant Superintendent for a large metal building manufacturer. Mr. Ginn has 19 years of experience in the metal building and components industry. Mr. Ginn is the son of A.R. Ginn.

    John W. Holmes has served as President of the Metal Prep Division since May 1998. Previously, he served as President of Metal Prep, Inc., a subsidiary of MBCI, since 1996. Mr. Holmes was employed by MBCI for over 16 years and served as Sales Manager for two of MBCI's plants and as President of American Building Company, a subsidiary of MBCI. Before joining MBCI in 1981, Mr. Holmes was a Regional Manager for a metal building components manufacturer.

    Richard F. Klein has served as President and Chief Operating Officer of the Metal Coaters Division since May 1998. Previously, he served as President of Metal Coaters, Inc., a subsidiary of MBCI, since 1987. Before joining MBCI in 1987, Mr. Klein spent nine years as Vice President of a large coil coating concern.

    Fredrick D. Koetting has been Vice President, Operations of the Metal Building Division since May 1998. He previously served as a Vice President of the Company since May 1994. Prior to joining the Company in May 1994, Mr. Koetting served as an Account Manager for National Steel Corporation, a steel supplier of the Company, from 1991 until May 1994. Mr. Koetting served as a Manager of Customer Service for Granite City Steel, a division of National Steel Corporation, from 1989 until 1991.

    Alvan E. Richey, Jr. has been Vice President, Sales and Marketing of the Metal Buildings Division since May 1998. He previously served as Vice President, Sales and Marketing of the Company since July 1995. Mr. Richey has also been President of the A&S Division since December 1992. Prior to joining the Company in September 1992, Mr. Richey was employed by ABC for over 22 years. Mr. Richey has over 29 years of experience in the metal building industry.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Southwest Bolt, Inc., a corporation of which Mr. Zabcik is the President and owns 32% of the capital stock, is the Company's primary supplier of structural bolts. In fiscal 1997, the Company made purchases from Southwest Bolt, Inc., in the amount of $1.9 million.

                            STOCKHOLDERS' PROPOSALS

         Stockholders may submit proposals on matters appropriate for stockholder action at subsequent annual meetings of the Company consistent with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). For such proposals to be considered for inclusion in the Proxy Statement and Proxy relating to the Company's annual meeting to be held in 1999, the Secretary of the Company must receive them on or before October 2, 1998. Such proposals should be directed to NCI Building Systems, Inc., 7301 Fairview, Houston, Texas, 77041, Attention: Secretary.


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     THIS PROXY STATEMENT INCORPORATES CERTAIN DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH DOCUMENTS ARE SPECIFICALLY
INCORPORATED BY REFERENCE) ARE AVAILABLE WITHOUT CHARGE, TO ANY PERSON TO WHOM THIS PROXY STATEMENT IS DELIVERED UPON WRITTEN OR ORAL REQUEST, AND BY FIRST CLASS MAIL (OR OTHER EQUALLY PROMPT MEANS) WITHIN ONE BUSINESS DAY OF
RECEIPT OF SUCH REQUEST. REQUESTS FOR SUCH DOCUMENTS SHOULD BE DIRECTED TO NCI BUILDING SYSTEMS, INC., 7301 FAIRVIEW, HOUSTON, TEXAS 77041, ATTENTION:
DONNIE R. HUMPHRIES, SECRETARY. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY SEPTEMBER ___, 1998.


     The information in the following documents filed by the Company with the Securities and Exchange Commission (the "Commission") (File No. 0-19885) pursuant to the Exchange Act, is incorporated by reference with this Proxy
Statement:


     (a) Annual Report on Form 10-K for the fiscal year ended October 31, 1997 including Pages 16-25 of the Company's 1997 Annual Report to Shareholders and the information required herein by Item 402 (executive compensation) from the Company's Proxy Statement dated January 30,1998, filed in definitive form on January 28, 1998. With the exception of pages 16-25 no other part of the 1997 Annual Report to Shareholders is incorporated by reference herein;

     (b) Quarterly Reports on Form 10-Q for the fiscal quarters ended January 31 and April 30, 1998;

     (c) Current Report on Form 8-K dated May 4, 1998, and filed with the Commission on May 19, 1998, with respect to the Company's acquisition of Metal Building Components, Inc., as amended by Current Report on Form 8-K/A filed with the Commission on July 20, 1998, Current Report on Form 8-K/A, Amendment No. 2, filed with the Commission on August 5, 1998 (expressly including Exhibits 2.1 and 2.2 to the Form 8-K);

     (d) Current Report on Form 8-K dated June 24, 1998, and filed with the Commission on July 9, 1998, with respect to the dividend of preferred stock purchase rights;

     (e) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on July 20, 1998; and

     (f) Current Report on Form 8-K dated August 20, 1998, with respect to the Company's audited consolidated financial statements.

     All reports and documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement and to be a part hereof from the filing of such documents. Any statement made herein or in documents incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed documents that also are incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

     The information relating to the Company contained in this Proxy Statement should be read together with the information in the documents incorporated by reference.


                             FORWARD-LOOKING INFORMATION

     This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than historical or current facts, including, without limitation, statements about the business, financial condition, business strategy, plans and objectives of management and prospects of the Company, are forward-looking statements. When used in this Proxy Statement the words "anticipates," "believes," "estimates," "expects," "intends," "plans" and "predicts," and similar statements that a result or event "should" occur and similar expressions as they relate to the Company or its management, are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, these expectations and the related statements are not guarantees of future performance and are subject to risks, uncertainties and other factors that could cause the actual results to differ materially from those projected. These risks, uncertainties and other factors include, but are not limited to, the ability to integrate MBCI and other acquisitions, the ability to service indebtedness and obtain additional capital, industry cyclicality, fluctuations in customer demand and other patterns, the ability to make strategic activities accretive to net income, raw material availability and pricing, seasonality and adverse weather conditions, competitive activity and pricing pressure, changes in tax and other governmental rules and regulations applicable to the Company, new technological developments and general economic conditions affecting the construction industry, as well as other risks detailed in this Proxy Statement and in filings of the Company with the Commission. Certain of these risks and uncertainties are beyond the ability of the Company to control and, in many cases, the Company cannot predict the occurrence of these risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those stated. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed elsewhere in this Proxy Statement. The Company expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any changes in its expectations.

                                 MISCELLANEOUS

         The Board of Directors knows of no business other than that set forth above to be transacted at the Special Meeting. If other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the shares of Common Stock represented by the proxies in accordance with their judgment on such matters.

         The information contained in the Proxy Statement relating to the security holdings of the directors and officers of the Company is based upon information received from the individual directors and officers. All information relating to any beneficial owner of more than 5% of the Company's Common Stock is based upon information contained in reports filed by such owner with the Securities and Exchange Commission.

         A representative of Ernst & Young LLP, the Company's independent auditors, is expected to be present at the Special Meeting and will have the opportunity to make a statement. The representative will be available to answer appropriate stockholder questions.


                                        By Order of the Board of Directors



                                               Donnie R. Humphries,
                                                     Secretary

Houston, Texas
August____, 1998

                              INDEX TO FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          ----
Consolidated Financial Statements of Amatek
  Report of Ernst & Young LLP............................................. F-2
  Consolidated Balance Sheets--December 31, 1996 and 1997, and March 31,
    1998 (Unaudited)...................................................... F-3
  Consolidated Statements of Operations--Years Ended December 31, 1995,
    1996 and 1997, and for the Three Months Ended March 31, 1997 and 1998
    (Unaudited)........................................................... F-4
  Consolidated Statements of Cash Flows--Years Ended December 31, 1995,
    1996 and 1997, and for the Three Months Ended March 31, 1997 and 1998
    (Unaudited)........................................................... F-5
  Consolidated Statements of Stockholder's Equity--Years Ended
    December 31, 1995, 1996 and 1997, and for the Three Months Ended
    March 31, 1998 (Unaudited)............................................ F-6
  Notes to Consolidated Financial Statements.............................. F-7

Unaudited Pro Forma Condensed Combined Financial Statements
  Unaudited Pro Forma Condensed Combined Balance Sheet--April 30, 1998....F-13
  Unaudited Pro Forma Condensed Combined Statement of Income--Twelve
    Months Ended October 31, 1997.........................................F-14
  Unaudited Pro Forma Condensed Combined Statement of Income--Six
    Months Ended April 30, 1998...........................................F-15
  Notes to Unaudited Pro Forma Condensed Combined Financial Statements....F-16

                         REPORT OF INDEPENDENT AUDITORS

Stockholder
Amatek Holdings, Inc.

    We have audited the accompanying consolidated balance sheets of Amatek Holdings, Inc. and subsidiaries (the "Company"), as of December 31, 1997, and 1996, and the related consolidated statements of operations, cash flows, and stockholder's equity for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Amatek Holdings, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

                                          ERNST & YOUNG LLP

Houston, Texas
August 5, 1998

                     AMATEK HOLDINGS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                   DECEMBER 31
                                                                              ----------------------   MARCH 31,
                                                                                 1996        1997        1998
                                                                              ----------  ----------  -----------
                                                                                                      (UNAUDITED)
                                                     ASSETS

Current assets:
  Cash and cash equivalents.................................................  $    3,622  $    7,012   $   1,345
  Accounts receivable:
    Trade, net of allowance for doubtful accounts of $576, $658, and $395...      41,942      44,599      45,899
    Other...................................................................       2,835       6,659       3,737
  Inventories...............................................................      32,410      43,479      48,536
  Prepaid expenses..........................................................       2,004       2,715       3,419
  Income taxes receivable...................................................      --             437      --
  Deferred tax asset........................................................         853       1,186       1,186
                                                                              ----------  ----------  -----------
Total current assets........................................................      83,666     106,087     104,122

Property, plant, and equipment:
  Land......................................................................       4,390       5,916       6,227
  Buildings and improvements................................................      31,104      40,845      41,425
  Machinery and equipment...................................................      72,381      88,354      90,283
  Construction-in-progress..................................................      11,659       8,272       7,116
                                                                              ----------  ----------  -----------
                                                                                 119,534     143,387     145,051
  Less accumulated depreciation.............................................     (34,813)    (39,252)    (41,088)
                                                                              ----------  ----------  -----------
                                                                                  84,721     104,135     103,963
Receivable from affiliate...................................................      19,261       1,364      --
Investments in and advances to DOUBLECOTE...................................      19,031      19,200      19,415
Intangible assets...........................................................      13,822      13,652      13,612
Other assets................................................................      --           5,325       5,871
                                                                              ----------  ----------  -----------
Total assets................................................................  $  220,501  $  249,763   $ 246,983
                                                                              ----------  ----------  -----------
                                                                              ----------  ----------  -----------

                                      LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
  Accounts payable..........................................................  $   32,638  $   18,174   $   9,288
  Accrued liabilities.......................................................      13,495      15,659      11,526
  Income taxes payable......................................................       2,544      --           4,854
                                                                              ----------  ----------  -----------
      Total current liabilities.............................................      48,677      33,833      25,668
Deferred tax liability......................................................       6,776      11,142      10,588
Stockholder's equity:
  Common stock--par value $-0-; 119,500, 3,500, 3,500 shares issued and outstanding at March 31, 1998, December 31, 1997, and December 31,
    1996....................................................................       2,600       2,600     182,172
  Additional paid-in capital................................................       4,380       4,380       4,380
  Retained earnings.........................................................     158,068     197,808      24,175
                                                                              ----------  ----------  -----------
Total stockholder's equity..................................................     165,048     204,788     210,727
                                                                              ----------  ----------  -----------
Total liabilities and stockholder's equity..................................  $  220,501  $  249,763   $ 246,983
                                                                              ----------  ----------  -----------
                                                                              ----------  ----------  -----------

                            See accompanying notes.

                     AMATEK HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                             THREE MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31                 MARCH 31
                                                    -------------------------------------  ----------------------
                                                       1995         1996         1997         1997        1998
                                                    -----------  -----------  -----------  ----------  ----------
                                                                                                (UNAUDITED)
Sales.............................................  $   315,737  $   362,867  $   407,967  $   82,505  $   86,909
Cost of sales.....................................     (234,042)    (271,299)    (312,329)    (63,896)    (67,844)
                                                    -----------  -----------  -----------  ----------  ----------
Gross profit......................................       81,695       91,568       95,638      18,609      19,065
Selling, general, and administrative
  expenses........................................      (24,900)     (29,652)     (36,637)     (8,543)     (9,598)
Equity in income (losses) of DOUBLECOTE...........       (1,293)        (304)          83        (170)       (161)
Interest income, net..............................        1,379        1,871        2,019         267         267
Unusual/nonrecurring gain.........................      --           --             3,284      --          --
                                                    -----------  -----------  -----------  ----------  ----------
Income before income taxes........................       56,881       63,483       64,387      10,163       9,573
Provision for income taxes........................      (22,993)     (24,920)     (24,647)     (4,096)     (3,634)
                                                    -----------  -----------  -----------  ----------  ----------
Net income........................................  $    33,888  $    38,563  $    39,740  $    6,067  $    5,939
                                                    -----------  -----------  -----------  ----------  ----------
                                                    -----------  -----------  -----------  ----------  ----------

                            See accompanying notes.

                     AMATEK HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                       THREE MONTHS ENDED
                                                                       YEAR ENDED DECEMBER 31               MARCH 31
                                                                 ----------------------------------  ----------------------
                                                                    1995        1996        1997        1997        1998
                                                                 ----------  ----------  ----------  ----------  ----------
                                                                                                          (UNAUDITED)
OPERATING ACTIVITIES
Net income.....................................................  $   33,888  $   38,563  $   39,740  $    6,067  $    5,939
Adjustments to reconcile net income to net cash (used in)
  provided by operating activities:
  Depreciation and amortization................................       4,136       5,477       6,844       1,639       2,019
  Provision for deferred income taxes..........................          82         716       4,033       1,866        (554)
  Provision for losses on accounts receivable..................          71        (266)        262       1,867         (82)
  Changes in operating assets and liabilities:
    Increase in accounts receivable--trade.....................      (1,980)     (5,517)     (2,919)        924      (1,218)
    Increase in other accounts receivable......................         134      (2,326)     (3,824)     (1,357)      2,922
    Increase in inventories....................................       5,383      (6,744)    (11,069)        102      (5,057)
    Increase in prepaid expenses...............................        (123)     (1,163)       (711)        208        (704)
    (Increase) decrease in other assets........................        (432)      1,018      (5,962)         84        (546)
    (Decrease) increase in accounts payable and accrued
      liabilities..............................................       2,307      13,169     (12,300)    (18,808)    (13,019)
    (Decrease) increase in income taxes payable................      (1,438)      1,239      (2,544)      1,053       4,854
                                                                 ----------  ----------  ----------  ----------  ----------
Net cash (used in) provided by operating activities............      42,028      44,166      11,550      (6,355)     (5,446)
INVESTING ACTIVITIES
Purchase of property, plant, and equipment.....................     (12,501)    (21,146)    (27,166)     (5,847)     (1,646)
Proceeds from sale of property, plant, and equipment...........          32          73       1,632      --          --
Advances to and investments in DOUBLECOTE......................      (2,835)     (2,000)        (86)       (369)       (376)
Cash paid for acquired business................................      --         (21,221)     --          --          --
                                                                 ----------  ----------  ----------  ----------  ----------
Net cash used in investing activities..........................     (15,304)    (44,294)    (25,620)     (6,216)     (2,022)
FINANCING ACTIVITIES
Net borrowings under credit facilities.........................      (4,754)     --          --          --          --
Proceeds to related party......................................     (21,471)      1,080      17,460      13,549       1,801
                                                                 ----------  ----------  ----------  ----------  ----------
Net cash provided by (used in) financing activities............     (26,225)      1,080      17,460      13,549       1,801
                                                                 ----------  ----------  ----------  ----------  ----------
Net (decrease) increase in cash and cash equivalents...........         499         952       3,390         978      (5,667)
Cash and cash equivalents at beginning of year.................       2,171       2,670       3,622       3,622       7,012
                                                                 ----------  ----------  ----------  ----------  ----------
Cash and cash equivalents at end of year.......................  $    2,670  $    3,622  $    7,012  $    4,600  $    1,345
                                                                 ----------  ----------  ----------  ----------  ----------
                                                                 ----------  ----------  ----------  ----------  ----------

                            See accompanying notes.

                     AMATEK HOLDINGS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                                 (IN THOUSANDS)

                                                                             ADDITIONAL
                                                                   COMMON      PAID-IN     RETAINED
                                                                   STOCK       CAPITAL     EARNINGS       TOTAL
                                                                 ----------  -----------  -----------  -----------
Balance at December 31, 1994...................................  $    2,600   $   4,380   $    85,617  $    92,597
  Net income...................................................      --          --            33,888       33,888
                                                                 ----------  -----------  -----------  -----------
Balance at December 31, 1995...................................       2,600       4,380       119,505      126,485
  Net income...................................................      --          --            38,563       38,563
                                                                 ----------  -----------  -----------  -----------
Balance at December 31, 1996...................................       2,600       4,380       158,068      165,048
  Net income...................................................      --          --            39,740       39,740
                                                                 ----------  -----------  -----------  -----------
Balance at December 31, 1997...................................       2,600       4,380       197,808      204,788
  Net income...................................................      --          --             5,939        5,939
Dividend to Parent.............................................      --          --          (179,572)    (179,572)
Capital contribution from Parent...............................     179,572      --           --           179,572
                                                                 ----------  -----------  -----------  -----------
Balance at March 31, 1998 (UNAUDITED)..........................  $  182,172   $   4,380   $    24,175  $   210,727
                                                                 ----------  -----------  -----------  -----------
                                                                 ----------  -----------  -----------  -----------

                            See accompanying notes.

                     AMATEK HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. OWNERSHIP AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    All outstanding common stock of Amatek Holdings, Inc. ("AHI"), is owned by Amatek Limited (the "Parent," which is an Australian company), a wholly owned subsidiary of BTR Nylex (an Australian company), which is ultimately owned by BTR plc (a British company). AHI is a manufacturer of steel roofing and siding products. Principal markets are in the continental United States.

    The consolidated financial statements include the accounts of AHI and all majority-owned subsidiaries (the "Company"). The Company's investment in DOUBLECOTE, L.L.C. ("DOUBLECOTE"), is accounted for using the equity method (see
Note 9). All significant intercompany balances and transactions have been eliminated in consolidation.

    CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of all cash balances and highly liquid investments which have a maturity of three months or less when acquired.

    INVENTORY

    Inventories are valued at the lower of cost or market, determined on the first-in, first-out method.

    PROPERTY, PLANT, AND EQUIPMENT

    Property, plant, and equipment are stated at cost. The cost of repairs and maintenance is charged to operations as incurred. Depreciation of property, plant, and equipment is provided on a straight-line basis over the estimated useful lives of the assets as follows:

Building and improvements.....................................  40 years
                                                                4 to 13
Machinery and equipment.......................................  years
                                                                3 to 10
Computer and office equipment.................................  years

    Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. This statement generally requires a periodic review of long-lived assets for indications that their carrying amounts may not be recoverable, and governs the measurement and disclosure of any resulting impairment loss. Its application did not have a material impact on the Company's financial position or results of operations.

    INCOME TAXES

    The Company uses SFAS No. 109, ACCOUNTING FOR INCOME TAXES, in accounting for income taxes. This statement requires an asset and liability approach for financial accounting and reporting of income taxes.

    INTANGIBLE ASSETS

    Goodwill of $15,479,000, $15,333,000, and $14,777,000, which relates to the acquisition of certain assets and other stockholder interest at March 31, 1998 and December 31, 1997 and 1996, respectively, is being amortized on a straight-line basis over 20 years. Accumulated amortization of goodwill was $1,867,000, $1,681,000, and $955,000 as of March 31, 1998 and December 31, 1997
and 1996, respectively.

                     AMATEK HOLDINGS, INC. AND SUBSIDIARIES

1. OWNERSHIP AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amount of the Company's financial instruments (cash, accounts receivable, and accounts payable) approximates fair value.

    MANAGEMENT ESTIMATES

    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    RECLASSIFICATIONS

    Certain reclassifications have been made to 1996 financial information in order to conform to 1997 presentation.

    In the opinion of management, the unaudited consolidated financial statements include all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of the financial position as of March 31, 1998, and the results of operations and cash flows for each of the three-month periods ended March 31, 1998 and 1997. Although management believes the disclosures in these financial statements are adequate to make the information presented not misleading, certain information and footnote disclosures normally included in annual audited financial statements prepared in accordance with generally accepted accounting principals have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The results of operations and the cash flows for the three-month period ended March 31, 1998 are not necessarily indicative of the results to be expected for the full year.

2. INVENTORIES

    The components of inventories were as follows (in thousands):

                                                                 DECEMBER 31
                                                             --------------------   MARCH 31
                                                               1996       1997        1998
                                                             ---------  ---------  -----------
                                                                                   (UNAUDITED)
Raw materials..............................................  $  22,581  $  34,638   $  36,267
Finished goods.............................................      9,829      8,841      12,269
                                                             ---------  ---------  -----------
Total......................................................  $  32,410  $  43,479   $  48,536
                                                             ---------  ---------  -----------
                                                             ---------  ---------  -----------

3. NOTES PAYABLE TO BANK

    The Company had an overdraft line of credit facility for $10 million which terminated on March 31, 1998. There were no advances outstanding at March 31, 1998 and December 31, 1997 and 1996.

                     AMATEK HOLDINGS, INC. AND SUBSIDIARIES

4. RELATED PARTY TRANSACTIONS

    The Company periodically advances funds to its Parent and charges the Parent interest at a rate which approximates prime for net advances. In addition, the Company remits its federal income taxes payable to the Parent (see Notes 5 and 7). Based on intercompany lending rates for advances and payables with similar terms, the fair value of these advances approximates their carrying values.

5. FEDERAL INCOME TAX

    The provisions for federal income taxes are composed of the following (in thousands):

                                                                         DECEMBER 31                  MARCH 31
                                                               -------------------------------  --------------------
                                                                 1995       1996       1997       1997       1998
                                                               ---------  ---------  ---------  ---------  ---------
                                                                                                    (UNAUDITED)
Current income taxes.........................................  $  22,917  $  24,203  $  20,612  $   2,229  $   4,189
Deferred income taxes........................................         76        717      4,035      1,867       (555)
                                                               ---------  ---------  ---------  ---------  ---------
Total........................................................  $  22,993  $  24,920  $  24,647  $   4,096  $   3,634
                                                               ---------  ---------  ---------  ---------  ---------
                                                               ---------  ---------  ---------  ---------  ---------

    The effective income tax rate of the Company approximates the sum of the statutory federal income tax rate and certain state income tax rates less related federal tax benefit.

    Significant components of the Company's deferred tax assets and liabilities were as follows (in thousands):

                                                                    DECEMBER 31                              MARCH 31
                                                 --------------------------------------------------  ------------------------
                                                           1996                      1997                      1998
                                                 ------------------------  ------------------------  ------------------------
                                                   CURRENT     LONG-TERM     CURRENT     LONG-TERM     CURRENT     LONG-TERM
                                                 -----------  -----------  -----------  -----------  -----------  -----------
                                                                                                           (UNAUDITED)
Property.......................................   $  --        $  (9,442)   $  --        $ (14,069)   $  --        $ (14,368)
Insurance reserves.............................         461       --              782       --              782       --
Bad debt reserve...............................         147       --              248       --              248       --
Inventory......................................         245       --              183       --              183       --
Deferred compensation and incentive
  plan.........................................      --            2,660       --            2,931       --            3,780
Other..........................................      --               11          (27)      --              (27)
                                                      -----   -----------  -----------  -----------  -----------  -----------
Total..........................................   $     853    $  (6,771)   $   1,186    $ (11,138)   $   1,186    $ (10,588)
                                                      -----   -----------  -----------  -----------  -----------  -----------
                                                      -----   -----------  -----------  -----------  -----------  -----------
Total deferred tax assets......................                $   3,524                 $   4,346                 $   4,993
Total deferred tax liabilities.................                   (9,442)                  (14,298)                  (14,395)
                                                              -----------               -----------               -----------
Net deferred tax liability.....................                $  (5,918)                $  (9,952)                $  (9,402)
                                                              -----------               -----------               -----------
                                                              -----------               -----------               -----------

6. LEASES

    The Company leases certain equipment (primarily vehicles) and operating facilities under operating leases expiring at various dates through 2000. Total rental expense under operating leases was $1,514,000, $1,291,000, and $1,096,000 in 1997, 1996, and 1995, respectively.

                     AMATEK HOLDINGS, INC. AND SUBSIDIARIES

6. LEASES (CONTINUED)
    Aggregate minimum lease payments under operating leases are as follows (in thousands):

1998................................................................  $     508
1999................................................................        567
2000................................................................        391
2001................................................................         72
                                                                      ---------
                                                                      $   1,538
                                                                      ---------
                                                                      ---------

7. SUPPLEMENTAL CASH FLOW DISCLOSURES

    Cash paid for interest during the years ended December 31, 1997, 1996, and 1995 was $81,000, $80,000, and $131,000, respectively. Cash paid for income taxes during the years ended December 31, 1997, 1996, and 1995 was $24,349,000, $21,402,000, and $23,639,000, respectively.

8. EMPLOYEE BENEFIT PLANS

    The Company sponsors a 401(k) savings plan for its full-time employees. The Company matches 100% of employee-elected pre-tax contributions to a maximum of 4% of their salaries. The Company's contributions were $1,132,000, $943,000, and $830,000 in 1997, 1996, and 1995, respectively.

    An Incentive Compensation Plan (the "Plan") was established in 1992, in part because of the purchase of the minority interest of a partnership of which certain officers of the Company were limited partners. Under the terms of the Plan, an annual contribution is determined based upon the Company's earnings and revenues. Annual contributions are placed in trust (with the trustee, NationsBank) and vest to participants over a seven- to ten-year period. In the event that a participant voluntarily leaves the Company or is terminated for "good cause," the unvested portion of contributions to the Plan is forfeited to the Company. The contributions were $4,302,000, $3,714,000, and $2,766,000 for 1997, 1996, and 1995, respectively.

9. INVESTMENT IN DOUBLECOTE

    The Company, through a subsidiary, owns 50% of the common stock in DOUBLECOTE, a corporate joint venture.

                     AMATEK HOLDINGS, INC. AND SUBSIDIARIES

9. INVESTMENT IN DOUBLECOTE (CONTINUED)

    Summarized financial information of DOUBLECOTE is as follows (in thousands):

                                                                                    DECEMBER 31
                                                                               ----------------------   MARCH 31
                                                                                  1996        1997        1998
                                                                               ----------  ----------  -----------
                                                                                                       (UNAUDITED)
Current assets...............................................................  $    7,266  $    8,165   $   9,210
Noncurrent assets............................................................      30,524      28,601      28,102
                                                                               ----------  ----------  -----------
Total assets.................................................................  $   37,790  $   36,766   $  37,312
                                                                               ----------  ----------  -----------
                                                                               ----------  ----------  -----------
Liabilities--advances from stockholder.......................................  $   36,232  $   36,404   $  37,157
Other liabilities............................................................       2,753       1,390       1,505
Stockholder's equity:
  Contributed capital........................................................       2,000       2,000       2,000
  Accumulated deficit........................................................      (3,195)     (3,028)     (3,350)
                                                                               ----------  ----------  -----------
Total liabilities and stockholder's equity...................................  $   37,790  $   36,766   $  37,312
                                                                               ----------  ----------  -----------
                                                                               ----------  ----------  -----------
Sales........................................................................  $   28,034  $   30,348   $   6,427
Cost of sales................................................................     (24,682)    (26,150)     (5,722)
                                                                               ----------  ----------  -----------
Gross profit.................................................................       3,352       4,198         705
Selling, general, and administrative expenses................................        (964)     (1,080)       (303)
Interest expense.............................................................      (2,997)     (2,952)       (724)
                                                                               ----------  ----------  -----------
Net income (loss)............................................................  $     (609) $      166   $    (322)
                                                                               ----------  ----------  -----------
                                                                               ----------  ----------  -----------

    The facility owned by DOUBLECOTE was completed and began operations in 1995.

    DOUBLECOTE is charged interest at prime for advances by the Company. Total interest income earned by the Company was $1,500,000 in 1997 and 1996 and $1,465,000 in 1995.

10. LUBBOCK PLANT FIRE

    In February 1997, the Company's Lubbock, Texas, plant sustained major damage from a fire. The Company has since rebuilt the plant, and resumed operations in July 1997.

    The Company maintains insurance under one policy for both property damage and business interruption applicable to its production facilities. The policy provides coverage subject to a $25,000 deductible. Insurance recoveries as of December 31, 1997 included $1.5 million for property damage and $500,000 for business interruption. The Company is pursuing additional recoveries of $4 million related to the damage of the Lubbock plant.

    Insurance recoveries for property damage associated with events of this type require the recognition of a new cost basis for the rebuilt facility. As a result, the Company has recognized a $3.3 million unusual/ nonrecurring adjustment in its income statement for the year ended December 31, 1997. Total spending to restore the Lubbock plant was approximately $4.8 million.

                     AMATEK HOLDINGS, INC. AND SUBSIDIARIES

11. ACQUISITION OF BUSINESS

    On April 1, 1996, the Company purchased certain assets of Steelco Metal Construction Products and Construction Metals ("Steelco") for a total cost of approximately $21,221,000. Steelco was engaged in the manufacturing of steel roofing and siding products. The acquisition was accounted for as a purchase. The excess of the purchase price over the fair values of the net assets acquired of $11,266,000 has been recorded as goodwill and is being amortized over a period of 20 years. The statement of operations for 1996 includes the operating results of Steelco since the date of acquisition.

12. YEAR 2000 (UNAUDITED)

    The Company has conducted a comprehensive review of its computer systems to identify the systems that could be affected by the "Year 2000" issue and is implementing its plan to resolve the issue. The Year 2000 problem is a result of computer programs being written using two digits (rather than four) to define the applicable year. Any of the Company's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in major system failure or miscalculation. The Company presently believes that, with modifications to existing software and converting to new software, the Year 2000 problem will not pose significant operational problems for the Company's computer systems as so modified and converted. However, if such modifications or conversions are not made, or not completed timely, the Year 2000 issue could have a material impact on the Company's operations.

13. COMMITMENTS AND CONTINGENCIES

    In March 1998, the Company entered into an agreement with NCI Building Systems, Inc. to purchase 100% of the stock of the Company, which was effective May 4, 1998. Upon the successful completion of this acquisition, certain executives of the Company will receive compensation payments totaling approximately $8.5 million.

                           NCI BUILDING SYSTEMS, INC.
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                                                                          APRIL 30, 1998
                                             ------------------------------------------------------------------------
                                                                                               PRO FORMA
                                                NCI         AHI          AHI         AHI      ACQUISITION  PRO FORMA
                                             HISTORICAL  HISTORICAL  ADJUSTMENTS   ADJUSTED   ADJUSTMENTS   COMBINED
                                             ----------  ----------  -----------  ----------  -----------  ----------
                                                                          (IN THOUSANDS)

                                                       ASSETS
Current Assets:
  Cash and cash equivalents................  $   37,972  $    1,345   $  (1,345)(B) $   --     $ (27,800)(C) $ 10,172
  Accounts receivable, net.................      35,954      49,636                   49,636                   85,590
  Inventory, net...........................      40,725      48,536                   48,536                   89,261
  Deferred income taxes....................       3,462       1,186                    1,186                    4,648
  Prepaid expenses.........................       1,233       3,419                    3,419                    4,652
                                             ----------  ----------  -----------  ----------  -----------  ----------
  Total current assets.....................     119,346     104,122      (1,345)     102,777     (27,800)     194,323

Property, plant and equipment..............      74,381     145,051                  145,051                  219,432
Accumulated depreciation...................     (22,623)    (41,088)                 (41,088)                 (63,711)
                                             ----------  ----------  -----------  ----------  -----------  ----------
                                                 51,758     103,963      --          103,963      --          155,721
Goodwill...................................      20,361      13,612                   13,612     391,000(C)   424,973
Capitalized debt issue costs...............      --          --                       --          10,822(K)    10,822
Investment in and advances to DOUBLECOTE...      --          19,415                   19,415                   19,415
Other assets...............................       5,237       5,871                    5,871                   11,108
                                             ----------  ----------  -----------  ----------  -----------  ----------
Total assets...............................  $  196,702  $  246,983   $  (1,345)  $  245,638   $ 374,022   $  816,362
                                             ----------  ----------  -----------  ----------  -----------  ----------
                                             ----------  ----------  -----------  ----------  -----------  ----------

                                        LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
  Current portion of long-term debt........  $       47  $   --       $           $   --       $  22,500(E) $  22,547
  Accounts payable.........................      14,993       9,288                    9,288                   24,281
  Accrued expenses.........................      13,658      11,526                   11,526      11,204(C)    36,388
  Accrued income taxes.....................        (662)      4,854                    4,854                    4,192
                                             ----------  ----------  -----------  ----------  -----------  ----------
  Total current liabilities................      28,036      25,668      --           25,668      33,704       87,408

Long-term debt, non-current portion........       1,653      --                       --         517,500 (E)  519,153
Deferred income taxes......................       2,596      10,588                   10,588                   13,184

Shareholders' equity:
  Common stock.............................         166     182,172                  182,172    (182,158)(F)      180
  Additional paid-in capital...............      55,179       4,380                    4,380      27,806 (F)   87,365
  Retained earnings........................     109,072      24,175      (1,345)(B)   22,830     (22,830)(F)  109,072
                                             ----------  ----------  -----------  ----------  -----------  ----------
  Total shareholders' equity...............     164,417     210,727      (1,345)     209,382    (177,182)     196,617
                                             ----------  ----------  -----------  ----------  -----------  ----------
Total liabilities and shareholders'
  equity...................................  $  196,702  $  246,983   $  (1,345)  $  245,638   $ 374,022   $  816,362
                                             ----------  ----------  -----------  ----------  -----------  ----------
                                             ----------  ----------  -----------  ----------  -----------  ----------

   See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                           NCI BUILDING SYSTEMS, INC.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                                                                   TWELVE MONTHS ENDED OCTOBER 31, 1997
                                                         --------------------------------------------------------
                                                               HISTORICAL           PRO FORMA
                                                         ----------------------    ACQUISITION       PRO FORMA
                                                            NCI         AHI        ADJUSTMENTS       COMBINED
                                                         ----------  ----------  ---------------  ---------------
                                                                (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
Revenue................................................  $  407,751  $  407,967  $     --         $   815,718
Cost of sales..........................................     299,407     312,329        --             611,736(D)
                                                         ----------  ----------  ---------------  ---------------
Gross profit...........................................     108,344      95,638        --             203,982
Operating expenses.....................................      66,055      36,637        9,775(G)       108,721(D)
                                                                                      (3,746)(G)
                                                         ----------  ----------  ---------------  ---------------
Income from operations.................................      42,289      59,001       (6,029)          95,261

Equity income in DOUBLECOTE............................      --              83        --                  83
Nonrecurring gain......................................      --           3,284        --               3,284
Interest expense.......................................        (163)     --          (42,050)(H)      (44,377)
                                                                                      (2,164)(H)

Other income...........................................       1,999       2,019       (1,390)(I)        2,628
                                                         ----------  ----------  ---------------  ---------------
Income (loss) before taxes.............................      44,125      64,387      (51,633)          56,879
Provision for income taxes.............................      16,238      24,647      (15,488)(J)       25,397
                                                         ----------  ----------  ---------------  ---------------
Net income.............................................  $   27,887  $   39,740  $   (36,145)     $    31,482
                                                         ----------  ----------  ---------------  ---------------
                                                         ----------  ----------  ---------------  ---------------
Net income per share:
  Basic................................................  $     1.73      --            --         $      1.80
                                                         ----------                               ---------------
                                                         ----------                               ---------------
  Diluted..............................................  $     1.64      --            --         $      1.71
                                                         ----------                               ---------------
                                                         ----------                               ---------------
Weighted average number of common shares:
  Basic................................................      16,127      --            1,400(F)        17,527
  Diluted..............................................      17,085      --            1,400(F)        18,485

   See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                           NCI BUILDING SYSTEMS, INC.
           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                                                                     SIX MONTHS ENDED APRIL 30, 1998
                                                         --------------------------------------------------------
                                                               HISTORICAL           PRO FORMA
                                                         ----------------------    ACQUISITION       PRO FORMA
                                                            NCI         AHI        ADJUSTMENTS       COMBINED
                                                         ----------  ----------  ---------------  ---------------
                                                                (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
Revenue................................................  $  192,672  $  198,432  $     --         $   391,104
Cost of sales..........................................     140,621     152,286        --             292,907(D)
                                                         ----------  ----------  ---------------  ---------------
Gross profit...........................................      52,051      46,146        --              98,197

Operating expenses.....................................      34,030      19,458        4,888(G)        56,523(D)
                                                                                      (1,853)(G)
                                                         ----------  ----------  ---------------  ---------------
Income from Operations.................................      18,021      26,688       (3,035)          41,674

Equity income in DOUBLECOTE............................      --              14        --                  14
Nonrecurring gain......................................      --           3,284        --               3,284
Interest expense.......................................         (84)     --          (21,025)(H)      (22,191)
                                                                                      (1,082)(H)

Other income...........................................       1,492         761         (695)(I)        1,558
                                                         ----------  ----------  ---------------  ---------------

Income (loss) before taxes.............................      19,429      30,747      (25,837)          24,339
Provision for income taxes.............................       6,981      11,191       (7,751)(J)       10,421
                                                         ----------  ----------  ---------------  ---------------
Net income.............................................  $   12,448  $   19,556  $   (18,086)     $    13,918
                                                         ----------  ----------  ---------------  ---------------
                                                         ----------  ----------  ---------------  ---------------

Net income per share:
  Basic................................................  $     0.76      --            --         $      0.78
                                                         ----------                               ---------------
                                                         ----------                               ---------------
  Diluted..............................................  $     0.72      --            --         $      0.74
                                                         ----------                               ---------------
                                                         ----------                               ---------------
Weighted average number of common shares:
  Basic................................................      16,390      --            1,400(F)        17,790
  Diluted..............................................      17,386      --            1,400(F)        18,786

   See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                           NCI BUILDING SYSTEMS, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED

                         COMBINED FINANCIAL STATEMENTS

(A) BASIS OF PRESENTATION--The Unaudited Pro Forma Condensed Combined financial statements are presented to give pro forma effect to the acquisition of Amatek Holdings, Inc. and Subsidiaries (AHI).

    The purchase method of accounting has been used in preparing the Unaudited Pro Forma Condensed Combined Financial Statements of NCI Building Systems, Inc. (the Company) with respect to the acquisition of AHI. The Unaudited Pro Forma Condensed Combined Statements of Income for the six months ended April 30, 1998 and fiscal year ended October 31, 1997 combine the results of operations for the Company's six months ended April 30, 1998 and fiscal year ended October 31, 1997 with AHI's results for the six months ended March 31, 1998 and fiscal year ended December 31, 1997, respectively. The Unaudited Pro Forma Condensed Combined Balance Sheet as of April 30, 1998 combines the balance sheet of the Company as of April 30, 1998 with AHI's balance sheet as of March 31, 1998. The Unaudited Pro Forma Condensed Combined Statements of Income give effect to the AHI acquisition as if it had occurred on November 1, 1996. The Unaudited Pro Forma Condensed
    Combined Balance Sheet gives effect to the AHI acquisition as if it had occurred on April 30, 1998. Purchase accounting values have been assigned on a preliminary basis and will be adjusted upon the completion of a valuation study. Management does not expect such adjustments to be material.

    Due to the different fiscal year ends of the Company and AHI as discussed above, AHI's results of operations for the three months ended December 31, 1997 are included in both the Unaudited Pro Forma Condensed Combined Statements of Income for the six months ended April 30, 1998 and fiscal year ended October 31, 1997, and AHI's results of operations for the month ended April 30, 1998 are excluded from the Unaudited Pro Forma Condensed Combined Statement of Income for the six months ended April 30, 1998. AHI's revenues and net income for the three months ended December 31, 1997 were $111.5 million and $13.6 million, respectively, which includes a nonrecurring pre-tax gain of $3.3 million from insurance recoveries related to a plant fire. AHI's revenues and net loss for the month ended April 30, 1998 were $34.4 million and $6.3 million, respectively, which net loss includes a nonrecurring pre-tax charge related to the acquisition of $8.6 million for payments to certain AHI management required due to change in control of AHI.

    In June 1998, the Company's Board of Directors approved a two-for-one common stock split effective for shareholders of record on July 8, 1998. Share and per share amounts have been restated to reflect the stock split.

(B) The unaudited condensed balance sheet for AHI as of March 31, 1998 has been adjusted to exclude cash not acquired as subject to the stock purchase agreement.

(C) To reflect the purchase of AHI for consideration of $550.0 million in cash plus 1,400,000 shares of Company common stock valued at $32.2 million issued to AHI employees to replace the management

                           NCI BUILDING SYSTEMS, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED

                   COMBINED FINANCIAL STATEMENTS (CONTINUED)

    incentive plan in place at AHI. In addition, there are estimated to be $17.8 million in transaction costs. Goodwill has been preliminarily calculated as follows:

Purchase Price:
  Cash................................................  $  550,000
  Equity issued.......................................      32,200
Estimated transaction costs...........................      17,800
Less: Net assets acquired.............................     209,000
                                                        ----------
Goodwill..............................................  $  391,000

(D) Anticipated synergies and cost savings resulting from internal rather than third party coating of NCI products, plant consolidations, sales and marketing consolidation, purchasing efficiencies and administrative cost savings and efficiencies of approximately $15 million annually have not been reflected in the above Unaudited Pro Forma Condensed Combined Financial Statements.

(E) For purposes of the Unaudited Pro Forma Condensed Combined Balance Sheet, the proceeds for the AHI acquisition were assumed to have been provided with $27.8 million of available cash and additional borrowings as follows:

AHI net assets acquired,
  plus excess of purchase price over net assets.......  $  600,000

Less:
Excess cash used to fund acquisition..................      27,800
Equity issued.........................................      32,200
                                                        ----------
                                                        $  540,000

Current portion.......................................  $   22,500
Long-term portion.....................................  $  517,500

(F) To record the elimination of the AHI stock acquired, offset by the impact on shareholders' equity of the additional 1,400,000 shares of Company common stock issued to certain officers and employees of AHI in exchange for their interests in AHI's management incentive plan.

(G) To record additional amortization expense associated with the goodwill generated from the AHI acquisition (assigned useful life of 40 years), offset by elimination of a management incentive charge incurred by AHI on a historical basis.

(H) To record additional interest expense and amortization of debt issuance costs related to debt incurred in connection with the acquisition of AHI.

(I) To eliminate daily cash investment interest income for the portion of the Company's excess cash utilized for the acquisition.

(J) To record the tax effect on the pro forma adjustments.

(K) To record cost related to the issuance of debt, as discussed in Note (E).

                           NCI BUILDING SYSTEMS, INC.

The undersigned hereby (i) acknowledges receipt of the Notice dated August ___, 1998, of the Special Meeting of Stockholders of NCI Building Systems, Inc. (the "Company") to be held at the Company's offices located at 7301 Fairview, Houston, Texas on _________, September ___, 1998 at 10:00 a.m., local time, and the Proxy Statement in connection therewith; and (ii) appoints C.A. Rundell, Jr. and Johnie Schulte, and each of them, his proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act, at the meeting and at any adjournment thereof, and the undersigned directs that his proxy be voted as follows:

(a) Proposal to approve an amendment to Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 25,000,000 to 60,000,000 and to increase the number of authorized shares of Preferred Stock from 1,000,000 to 2,000,000.

                 [ ]   FOR              [ ]   AGAINST             [ ]   ABSTAIN

(b) In the discretion of the proxies on any other matter that may properly come before the meeting or any adjournment thereof.

                 [ ]   FOR              [ ]   AGAINST             [ ]   ABSTAIN


                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                          (CONTINUED FROM OTHER SIDE)

THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE MATTERS SPECIFICALLY REFERRED TO ABOVE.

If more than one of the proxies named above shall be present in person or by substitute at the meeting or any adjournment thereof, both of the proxies so present and voting, either in person or by substitute, shall exercise all of the proxies hereby given.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such Common Stock and hereby ratifies and confirms all that the proxies, their substitutes, or any of them may lawfully do by virtue hereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

                                       Dated:
                                             ----------------------------------

                                       ----------------------------------------

                                       ----------------------------------------

                                       Please date this Proxy and sign your
                                       name exactly as it appears hereon.
                                       Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the Proxy should be signed by a duly authorized officer.

                                       Please date, sign and mail this proxy
                                       card in the enclosed envelope.  No
                                       postage is required.